The information in this prospectus is not complete and may be changed. We may not sell these securities until a final prospectus supplement is delivered. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-144674

Subject to Completion, dated July 14, 2008

Prospectus Supplement
(To Prospectus dated December 5, 2007)

Lumera Corporation

     Shares of Common Stock

Warrants for      Shares of Common Stock

We are offering and selling    shares of our common stock, warrants to purchase up to    shares of our common stock and up to    additional shares of our common stock issuable upon exercise of the warrants offered with this prospectus supplement. We are offering the shares and warrants in units consisting of one share of common stock together with a warrant to purchase    shares of common stock; the warrants will have an exercise price of $   per share of common stock. The shares and warrants will be sold at a negotiated price of    per unit. Units will not be issued or certificated. The shares and warrants are immediately separable and will be issued separately. We do not expect that the warrants will be listed for trading.

Our common stock is listed on the NASDAQ Global Market under the symbol “LMRA.” On July 11, 2008, the last reported sale price of our common stock on the NASDAQ Global Market was $0.76 per share. As of July 11, 2008, we had 20,088,352 shares of common stock outstanding, excluding shares being sold in this offering, of which 20,027,192 shares were held by non-affiliates. Consequently, the aggregate market value of our outstanding common stock held by non-affiliates as of July 11, 2008 was $15,220,665. We did not sell any shares of common stock nor, to our knowledge, have any shares been sold on our behalf, during the twelve months immediately prior to the date of this prospectus. The aggregate market value of the shares of our common stock offered under this prospectus is $          , which is less than one third of the aggregate market value of the shares of our common stock held by non-affiliates.

Investing in our common stock involves risks. See “Risk Factors” on page S-7 of this prospectus supplement and on page 8 of the base prospectus.

	Per Unit Price(1)	Total(2)
Public offering price	$	$
Placement agent’s fee(3)	$	$
Proceeds to us, before expenses	$	$

(1)	A unit consists of one share of common stock together with a warrant to purchase shares of common stock. This table excludes shares of common stock issuable upon exercise of the warrants offered hereby.
(2)	This table is based on the sale of shares of our common stock and does not reflect the proceeds from the exercise of warrants covering additional shares registered in this offering which have an exercise price of $ per share. See “Description of Warrants” in this prospectus supplement.
(3)	In addition, the placement agent will receive warrants to purchase 7% of the number of shares of common stock sold in this offering (excluding shares issuable upon exercise of the warrants sold in this offering). See the “Plan of Distribution” in this prospectus supplement.

Rodman & Renshaw, LLC is acting as placement agent in connection with this offering. The placement agent is not required to purchase or sell any shares of the common stock or warrants offered hereby nor is it required to sell any specific number of units, but the placement agent will use its best efforts to arrange for the sale of all of the units offered hereby. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent’s fee, and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth in the table above.

We expect the shares and warrants offered hereby to be delivered on or about July   , 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Rodman & Renshaw, LLC

The date of this prospectus supplement is July   , 2008

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ABOUT THIS PROSPECTUS SUPPLEMENT AND THE BASE PROSPECTUS

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the units we are offering and also adds to, and updates information contained in, the accompanying base prospectus and the documents incorporated by reference into the accompanying base prospectus. The second part, the base prospectus, provides more general information. Generally, when we refer to “this prospectus,” we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying base prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date, for example, a document incorporated by reference into the accompanying base prospectus, the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into either this prospectus supplement or the accompanying base prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in or incorporated into this prospectus supplement and the accompanying base prospectus. We have not authorized, and the placement agent has not authorized, anyone to provide you with information that is different or inconsistent with the information contained or incorporated by reference into this prospectus supplement or the accompanying base prospectus. The information contained in or incorporated by reference into this prospectus supplement or the accompanying base prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying base prospectus or of any sale of our units. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in the section entitled “Where You Can Find Additional Information.”

We are offering to sell, and seeking offers to buy, our units only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying base prospectus and the offering of the units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying base prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement and the accompanying base prospectus outside the United States. This prospectus supplement and the accompanying base prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying base prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us. It may not contain all of the information that may be important to you in deciding whether to invest in our securities. You should read this entire prospectus supplement and the accompanying base prospectus, together with the information incorporated by reference, including the financial data and related notes, before making an investment decision.

OUR BUSINESS

Overview

We are a leading developer of high performance proprietary electro-optic polymer materials and products based on these materials. We are developing products for various electro-optic applications. Our main products in development are 40Gbps and 100Gbps modulators for use in high bandwidth, low power consumption optical networks. We also supply polymer materials, chips and packaged modulators to various government agencies. We design and synthesize polymer materials at the molecular level. Our goal is to optimize the electrical, optical and surface properties of these materials. We use these materials to improve the design, performance and functionality of products for use in optical communications devices and systems. We have developed a proprietary intellectual property position based on a combination of patents, licenses and trade secrets relating to the design and characterization of polymer materials, methods of polymer synthesis and production of polymers in commercial quantities, as well as device design, characterization, fabrication, testing and packaging technology.

Technology Background

Polymer Materials, Engineering and Process Development

Polymers are large carbon-based molecules that bond many small molecules together to form a long chain. Polymer materials can be engineered and optimized to create a system in which unique electrical, chemical and optical characteristics can be controlled.

Materials based on polymers are used in a multitude of industrial and consumer products, from automotive parts to home appliances and furniture, as well as scientific and medical equipment. We believe that polymer materials engineered at the molecular level can have a significant role in the future development of commercially relevant electro-optic related products. In addition, polymers, polymer-based devices and the processes used to create them are often patentable, which can provide the developers of such technology with a significant competitive advantage.

The need is rapidly growing for technology that employs high speed frequencies in communication, computer, and sensor systems. This leads to strong growth for equipment, components, and devices that generate, process, and transfer high speed signals (3-300 GHz). Optical components, optical fibers, and optical waveguides are ideal for many of these applications because they: 1) have extremely low signal loss and low distortion at high frequency; 2) do not suffer from electromagnetic interference and crosstalk; and 3) are relatively lightweight and compact. In particular, optical components are ideal for optical fiber networks, optical interconnects for computing platforms, and defense/civilian applications such as communication satellites, phased array radar, and avionics.

High performance optical components are necessary for the next generation of high speed telecom and datacom communications networks, high-performance computing platforms, high capacity communication satellites, compact and high frequency phased-array radar, and lightweight broadband avionics. Optical components have performed reasonably well in applications up to 10Gbps and in some cases up to 40Gbps. As data rates increase beyond 40Gbps, the performance of external modulators based on crystalline technologies such as LiNbO3, GaAs, and InP degrades significantly. These technologies also show limited integratability with other optical and electronic components. The performance needed at very high data rates is only possible by means of alternative technologies such as electro-optic (EO) polymers. Our electro-optic polymer materials and devices have demonstrated low drive voltages, and broad bandwidths in addition to thermal and photochemical stability. These performance parameters along with the integratability of polymer technology demonstrate that electro-optic polymers are becoming a mature and stable technology that is uniquely capable of enabling the next generation of extremely high-speed optical systems.

Markets and Product Opportunities

The Market

Electro-optic devices such as modulators translate electric signals into optical signals used in communication systems to transfer data, either over fiber-optic networks or between chip-based circuits, acting like high speed switches.

Optical fiber networks currently form the backbone of the telecom Internet and telephone networks. In the future, these networks will expand to carry additional real-time multimedia content. The type of optical network (ultra-long haul, long-haul, metro core, access, enterprise, and residential) determines what type of optical components are necessary. Optical components used include a wide variety of data modulators, amplifiers, switches, filters, and circulators that may be discrete and integrated with other components. Ultra-long and long haul networks, where component performance is critical and cost is secondary, typically require amplification at critical points in the network. Amplification is expensive and must be minimized, therefore it is important to deploy components with the lowest possible optical loss throughout the network. In addition, dispersion becomes an issue due to the distances involved, and must be managed very precisely. In metro core networks, cost and performance are important. Most metro networks do not employ amplification, and thus there is a strict optical loss budget. In metro access, enterprise, and residential networks, where the distances are relatively short, the loss and dispersion requirements are relatively relaxed. In these networks cost is critical due to the large number of components that are needed. So, across the optical network application space, there is a growing need for optical components that increase performance and decrease system cost, power consumption, and size through integration.

Optical interconnects are a promising solution for next-generation high data rate computing platforms and data storage systems since the increasing clock speed of digital processors is driving the obsolescence of traditional copper, aluminum, and coax cable interconnects. Replacing copper or coax with parallel optical links can result in high-speed data transmission while limiting problems associated with electromagnetic interference such as skew, noise, and crosstalk.

Optical components also are critical for next generation defense and civilian applications such as communication satellites, phased array radar, and avionics. In communication satellites, higher capacity and low launch weight are critical (launch costs can be $10,000/pound). Optical components can enable optical fiber links within the satellite subsystems that have higher bandwidth and are significantly lighter (less than 1% as heavy) as coaxial. In avionics, there are an increasing number of flight control sensors and a demand to deliver high bandwidth multi-media content to each seat while reducing weight to increase fuel efficiency. Optical components can enable the distribution of sensor and multimedia content over optical fiber instead of metal wire, which can decrease weight significantly since many miles of wiring, for instance, over 300 miles in the Airbus A380, may exist in current aircraft, and optical fiber weighs a fraction of a comparable length of metal wire.

By creating a millimeter wave signal in the optical domain, one can generate a radio frequency (“RF”) signal that is essential for high-data-rate (over 10 Gbps) wireless transmission. Modulating the signal in the optical domain allows one to leverage industry standard optical modulation and filtering capabilities already widely deployed in the fiber optic communications infrastructure. This approach takes advantage of lower frequency and lower cost electronic components.

Whether the application is in optical networks, optical interconnects, communication satellites, phased array radar, or lightweight avionics, optical components are crucial for enabling the next generation of high performance systems. In general, the technology drivers are high speed, high capacity, and low power performance in a lightweight, compact, highly functional, and cost-effective package. Some performance parameters that are critical to the technology drivers are: 1) high frequency, broad bandwidth operation (capable of functioning at high frequency and over a broad range of frequencies); 2) low power consumption (low drive voltage and low optical loss); 3) low cross talk and electromagnetic interference (“EMI”) (to provide dense channel spacing); and 4) integratability (for on-chip fabrication with lasers, controllers, monitors, etc.). Current optical components used to modulate, switch, attenuate, and filter light function use a variety of technologies and phenomena such as the electro-optic effect, the thermo-optic effect, electro-absorption, thin film filtration, and microelectromechnical (MEMS) mirrors. Although many of these technologies and phenomena can meet one, or at most a few, of the critical performance parameters described above, currently none can meet all or even a majority of those performance parameters.

Lumera Electro-Optic Product Opportunity

Electro-optic polymers have a very fast electro-optic response time, can be processed using semiconductor compatible techniques and can be integrated with other materials such as semiconductor light sources and detectors, low voltage CMOS drivers, and inorganic and polymeric waveguide materials. These properties, either alone or in combination, lead to optical components or integrated optical devices that can generate, process, and detect optical signals with high speed and broad bandwidth. Such devices can break through the high frequency barrier found with devices made from current inorganic electro-optic materials. Thus, high performance electro-optic polymer components and integrated devices are key to enabling the next generation of high capacity optical networks, high speed microprocessors, high bandwidth satellites and avionics, and phased array radar and antennae as well as emerging technologies such as high frequency wireless communications and extremely high frequency imaging.

We are developing a new generation of electro-optic modulators and other devices for optical networks and systems based on our proprietary polymer materials. The applications for these advanced materials include electro-optic components such as modulators and ring oscillators, polymer electronics such as high performance diodes and transistors, and optical interconnects for high speed (greater than 20 billion cycles per second) inter and intra semiconductor chip communication. Our polymer-based modulators can operate at speeds up to five times faster than existing inorganic crystal-based electro-optic modulators and are smaller, lighter and more energy efficient than electro-optic modulators using inorganic crystals. We have designed and manufactured polymer-based electro-optic modulators that operate at data rates up to 100Gbps.

Our current 40Gbps and 100Gbps parts address NRZ, RZ and duo-binary modulation formats. However, since the bandwidth required at 40Gbps and 100Gbps is very high for NRZ and RZ formats, signal impairments due to chromatic and polarization mode dispersion increase dramatically. Hence, complex modulation formats such as DQPSK are increasingly seen as necessary, since the bandwidth required is half of that required for NRZ and RZ. Therefore, we will provide components which enable DQPSK modulation format, in order to be competitive in higher data rate applications.

Further, it is advantageous to offer products which are higher in the value chain, such as optical subassemblies. Our 40Gbps modulator has a smaller footprint and lower power consumption than that of any modulator based on crystalline technology, thus transmission subassemblies containing this modulator and other components, with standard electrical interfaces, would be of interest to both module and system vendors. In order to offer such subassemblies, we need to partner with one or more suppliers of electronic devices such as modulator drivers, lasers and multiplexers. These subassemblies will enable greater ease of design, lower power consumption and reduced footprint for the module, transponder and line card designers.

Government Research Applications

In addition to polymer based electro-optic products in development for commercial markets, we develop customized products on a contract basis for U.S. government agencies and government subcontractors, including high performance electro-optic modulators currently unavailable in the commercial market. These development contracts provide us with revenues, help fund research and development efforts and provide access to certain technological resources of the government and government subcontractors.

In July 2006, the Defense Advanced Research Projects Agency (DARPA) awarded us an 18-month, $3.4 million, as revised, contract which, based on the achievements of certain milestones, will be followed by a 12-month, $2.43 million contract for a potential total of $5.83 million over a period of 30 months. The objective of the project is to provide high performance polymer optical modulators that are critical in leading-edge defense applications, including terrestrial and satellite RF photonic links and phased array radar. The scope of the project involves developing materials with unprecedented electro-optic coefficients, with qualified thermal and photo-stability and processing them into devices. The combination of reduced drive voltage and optical loss will enable defense applications that are impractical with currently available optical modulator technologies.

DARPA formally awarded us Phase III of the contract at the beginning of 2008. DARPA officials indicated that all milestones contingent on the award had been successfully met by us and awarded $2.4 million for the 12 month contract. The US Air Force Research Laboratory awarded us a $2.2 million contract to fabricate low driving voltage, reliable electro-optic modulators using our high performance organic polymers. Current concepts of phased array radar and high performance satellite systems require high bandwidth electro-optic modulators with low driving voltages and wide bandwidths. Our EO devices have made significant strides in reaching these very aggressive goals and we look forward to meeting the Air Force’s requirements over the course of the 12 month contract. DARPA also awarded us a Phase I Small Business Innovation Research contract in the amount of $98,933 to design and fabricate polymer devices. Upon successful completion of certain milestones, we could receive a subsequent contract in the range of $750,000. The final goal and end product of the contract will be to economically produce high bandwidth, small chip, stable, low voltage, low loss, ultra linear polymer directional coupler modulators. The fourth contract awarded was an extension to a U.S. government contract (NRO) to continue development of technologically advanced wideband optical modulators. The contract is valued at approximately $900,000; the overall funding value has now reached approximately $7.8 million. The objective of this contract is to fabricate low drive voltage electro-optic modulators from high performance organic polymers recently scaled up or developed at Lumera. The low driving voltage is crucial for development of phased array radar and high performance satellite systems. These four contracts total approximately $5.6 million in revenue for the 2008.

Summary of Applications and Product Development

The following table summarizes our current and potential products and the initial applications for these products.

Products	Applications
Electro-Optic Modulators	• Satellite communications • Optical switching for telecom components
High Speed Optical Interconnects	• High speed signal processing (computing) • Defense/aerospace

Business Strategy

Our objective is to be a leading provider of products based on our proprietary technology and know-how in polymer materials. We are currently targeting the market for electro-optic devices and systems. We are also developing customized polymer-based applications for government agencies. Our business strategy has the following components:

•	Use polymer materials technology to establish an initial portfolio of successful products. We are presently developing polymer-enhanced commercial products and applications for the electro-optic market to achieve a broad customer base and multiple revenue sources. We also intend to continue to develop and provide polymer-based products for government applications which help fund our research and development efforts and open up potentially large government markets for our products.
•	Continue to develop proprietary intellectual property. We plan to advance our core competence in polymer materials technology by continuing to develop proprietary materials, processes, designs and devices. We also plan to protect our technology by filing patent applications where appropriate, obtaining exclusive technology rights where available and taking other appropriate steps to secure and protect intellectual property.
•	Bring customer relevant products to market. We intend to continue to improve our product development process and to design, test and fabricate polymer materials and polymer-enabled devices in our facilities. We believe that our efforts to vertically integrate our development process will allow us to develop products which satisfy customer demands and take advantage of emerging market opportunities.
•	Pursue scientific and commercial collaborative relationships. Because we recognize that our products and technologies propose new, disruptive methods, we will continue to seek relationships and partnerships with world opinion leaders in their respective fields. Doing so, we believe, will allow our products and technologies to be validated by these respected leaders. We also believe these partnerships will provide valuable introductions to the commercial markets it seeks to penetrate.
•	Leverage government contracts for technology advantage. We plan to continue to pursue government contracts to stay at the forefront of polymer materials technology advances. We believe the expertise we gain from government contract work will expand our proprietary knowledge, which we can use to develop products for commercial applications.
•	Maintain and broaden our relationships with leading research facilities and personnel. Our relationships with academic institutions and their personnel have been critical to building our technology portfolio and our polymer materials expertise. We intend to continue these types of relationships to access novel technologies and achieve competitive advantages.
•	Develop a multi-channel sales and marketing organization. We intend to build a sales and marketing organization dedicated to developing customers and multiple distribution channels for our products. We plan to aggressively pursue sales of our potential products through the use of industry-specific sales representation organizations, such as electro-optic and wireless component distributors. In addition, we plan to target market leaders as initial customers and to leverage relationships with these market leaders to obtain future contracts and sales references.
•	Pursue opportunistic commercialization strategies. We intend to pursue other commercialization strategies, including opportunistic acquisitions, restructurings or dispositions. These strategies may complement, realign or focus our current technologies and business opportunities to increase our intellectual property portfolio, expand our product offerings, enlarge and diversify our customer base and potential for long term growth while decreasing time to market with commercial products.

Our Corporate Information

Lumera was founded in 2000 as a Washington corporation and reincorporated in 2004 as a Delaware corporation. Our principal executive office is located at 19910 North Creek Parkway, Suite 100, Bothell Washington 98011, and our telephone number is (425) 415-6900. Our website address is www.lumera.com. The information found on our website is not, however, a part of this prospectus.

In this prospectus, references to the “company,” “Lumera,” “we,” “us” and “our” are to Lumera Corporation, a Delaware corporation, unless the context requires otherwise.

“LUMERA” is our registered trademark, and we have pending trademark applications for “PROTEOMICPROCESSOR,” “ACTIVECORE GUIDE” and “NANOCAPTURE”. This prospectus also includes trademarks, trade names and service marks of other companies. Use or display by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, these other parties.

THE OFFERING

Shares of common stock being offered by us
shares, and up to an additional shares to be issued upon exercise of the warrants.
Warrants to purchase shares of common stock
Warrants to purchase shares, with an exercise price of $ per share. The warrants are immediately exercisable and will remain exercisable for five years from the date of the closing of the sale of the units in this offering.
Shares of common stock outstanding after this offering
shares
Price per unit (consisting of one share of common stock together with a warrant to purchase shares of common stock)
$
Use of Proceeds
We estimate that the net proceeds from the sale of units will be approximately $ million, not including any proceeds we may receive upon exercise of the warrants being sold in this offering. The net proceeds from this offering will be used to for general corporate purposes. See “Use of Proceeds.”
Risk Factors
Investing in our securities involves substantial risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and page 8 of the accompanying base prospectus for a discussion of the factors you should carefully consider before investing in our securities.
NASDAQ Global Market Symbol
“LMRA”

The number of shares of common stock outstanding after this offering is based on 20,088,352 shares outstanding as of July 11, 2008 and excludes:

•	4,275,526 shares of common stock reserved for issuance upon the exercise of outstanding stock options and warrants (as of June 30, 2008);
•	shares of common stock reserved for issuance upon exercise of the warrants we are offering herein; and
•	shares of common stock reserved for issuance upon exercise of the warrants we are issuing to the placement agent in connection with this offering.

RISK FACTORS

Before you invest in our securities, you should be aware of various risks, including those described below and beginning on page 8 of the accompanying base prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus, before you decide whether to purchase the securities. The risks set forth below may not be exhaustive.

Our business, operating results, financial performance, and share price may be materially adversely affected by a number of factors, including but not limited to the following risk factors, any one of which could cause actual results to vary materially from anticipated results or from those expressed in any forward-looking statements. You should also consider the additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents considered a part of this prospectus supplement. See “Where You Can Find More Information.”

Risks Related To Our Business

We have incurred substantial operating losses in the past and we may incur operating losses for the foreseeable future.

Since our inception, we have been engaged primarily in the research and development of polymer materials technologies and potential products. As a result of these activities, we incurred significant losses in each fiscal year since our inception, including net losses of $76.8 million from inception through December 31, 2007 and an additional net loss of $6 million for the three months ended March 31, 2008. In addition, we expect development, sales and other operating expenses to increase in the future as we expand our business. If our revenue does not grow to offset these expected increased expenses, we may not be profitable. In fact, in future quarters we may not have any revenue growth and our revenue could decline. Furthermore, if our operating expenses exceed our expectations, our financial performance will be adversely affected and we may continue incurring losses in the future.

We will require additional capital to continue to fund our operations. If we do not obtain additional capital, we may be required to substantially limit operations.

Our business does not presently generate the cash needed to finance our current and anticipated operations. Accordingly, we expect to seek additional funding through public or private financings, including equity financings, and through other arrangements, including collaborations. Poor financial results, unanticipated expenses or unanticipated opportunities could require additional financing sooner than expected. Such financing may be unavailable when needed or may not be available on acceptable terms. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our current stockholders will be reduced, and these securities may have rights superior to those of our common stock. If adequate funds are not available to satisfy either short-term or long-term capital requirements, or if planned revenues are not generated, we may be required to limit our operations substantially. These limitations of operations may include a possible sale or shutdown of portions of the business, reductions in capital expenditures and reductions in staff and discretionary costs.

Our merger with GigOptix, LLC could cause shares of our stock to become worthless.

On March 27, 2008, we announced that we had signed a definitive agreement to merge with GigOptix, LLC (“GigOptix”), with the surviving entity to be known as GigOptix Inc. The value of our common stock as of the date of this prospectus, the merger agreement date, or on the date of our annual meeting may not be indicative of the price of GigOptix Inc. common stock after the merger is completed. The value of shares of our common stock may vary significantly between the date of this prospectus, the date of the annual meeting and the date of the completion of the merger. These variations may result from, among other factors, changes in the businesses, operations, results and prospects of the companies, market expectations of the likelihood that the merger will be completed and the timing of completion, the prospects of post-merger operations, the effect of any conditions or restrictions imposed on or proposed with respect to the combined company by regulatory agencies and authorities, general market and economic conditions and other factors. The Lumera exchange ratio for the merger is fixed and, except as required to facilitate the listing of GigOptix Inc. common stock on the NASDAQ Global Market or in connection with the issuance of additional shares of stock before the closing date of the merger, will not be adjusted based on any change in our stock price or the value of the GigOptix membership units before the merger.

GigOptix is privately held and information regarding it is not publicly available.

GigOptix is a privately held company and information relating to it is not publicly available. On February 6, 2008, we signed a Mutual Confidentiality and Non-Disclosure Agreement with GigOptix which provided for the sharing between the parties of technical and other confidential information and provided for restrictions on the use thereof by the receiving party. The decision to pursue the merger was based on information obtained pursuant to this agreement. Information about GigOptix and the combined company’s financials will not be available until we file our Registration Statement Proxy on Form S-4. That information could be perceived negatively by the market.

The surviving company may fail to realize the anticipated benefits of the merger.

GigOptix Inc.’s future success will depend in significant part on its ability to realize the cost savings, operating efficiencies and new revenue opportunities that it expects to result from the integration of the Lumera and GigOptix businesses. GigOptix Inc.’s operating results and financial condition will be adversely affected if it is unable to integrate successfully the operations of Lumera and GigOptix, fails to achieve or achieve on a timely basis such cost savings, operating efficiencies and new revenue opportunities, or incurs unforeseen costs and expenses or experiences unexpected operating difficulties that offset anticipated cost savings. In particular, the integration of GigOptix and Lumera may involve, among other matters, integration of sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance, network infrastructure and other systems and operating hardware and software, some of which may be incompatible and therefore may need to be replaced.

Our stockholders will have reduced ownership and voting interests in the combined company and will be able to exercise less influence over management following the merger.

Immediately after the merger, based on the exchange ratios contained in the merger agreement, pre-merger Lumera stockholders will collectively own a smaller percentage of GigOptix Inc. common stock than they did of our common stock prior to the merger. Consequently, our stockholders will be able to exercise less influence over the management and policies of GigOptix Inc. than they currently exercise.

We will be subject to business uncertainties and contractual restrictions while the merger is pending that could adversely affect our business.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on us and, consequently, on the combined company. Although we intend to take actions to reduce any adverse effects, these uncertainties may impair our ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause customers, suppliers and others that deal with us to seek to change existing business relationships with the two companies. Employee retention may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with the combined company. If, despite our retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company, the combined company’s business could be seriously harmed.

The merger agreement restricts us from making acquisitions and taking other specified actions until the merger occurs or the merger agreement terminates. These restrictions may prevent us from pursuing otherwise attractive business opportunities and making other changes to our business that may arise before completion of the merger or, if the merger is abandoned, termination of the merger agreement.

We derive a significant portion of our revenue from a small number of customers and the loss of one or more of these key customers, the diminished demand for our products from a key customer, or the failure to obtain certifications from a key customer or its distribution channel could significantly reduce our revenues and profits.

A relatively small number of customers have accounted for a significant portion of our revenues in any particular period. For example, almost all of our revenues are derived from contracts with four U.S. governmental agencies and Allcatel. One or more of our key customers may discontinue operations as a result of consolidation, liquidation or otherwise. Reductions, delays and cancellation of orders from tour key customers or the loss of one or more key customers could significantly further reduce its revenues and profits. There is no assurance that our current customers will continue to place orders with us, that orders by existing customers will continue at current or historical levels or that we will be able to obtain orders from new customers.

We must raise additional capital to meet our conditions to completion of the merger.

It is a condition to the completion of the merger that we have net working capital, as defined in the merger agreement, of at least $6,000,000, subject to reduction of $10,000 per day if the merger closes after June 1, 2008. In order to meet this closing condition, we will need to raise additional capital. There are several sources through which we may raise the capital needed to meet the net working capital closing condition, including this offering, using the committed equity financing facility we entered into with Kingsbridge Capital Limited and the sale of our Plexera business division. If these sources are insufficient or unavailable to satisfy the net working capital closing condition, we will need to raise capital through other sources, such as an additional equity or debt financing. If we are unable to raise the funds necessary to meet the net working capital closing condition at or prior to the closing, GigOptix may elect not to close the merger.

Failure to complete the merger could negatively affect us.

If the merger is not completed for any reason, we may be subject to a number of material risks, including the following:

•	we will not realize the benefits expected from becoming part of a combined company, including a potentially enhanced competitive and financial position;
•	the trading price of our common stock may decline to the extent that the current market price of the common stock reflects a market assumption that the merger will be completed;
•	current and prospective employees may experience uncertainty about their future roles with us, which may adversely affect our ability to attract and retain key management, marketing and technical personnel; and
•	some costs related to the merger, such as legal, accounting and some financial advisory fees, must be paid even if the merger is not completed.

If the proposed merger closes, the listing of GigOptix Inc.’s common stock on the NASDAQ Global Market may require us to reduce the number of shares of GigOptix Inc.’s common stock you receive in the merger.

Our common stock is currently listed for trading on the NASDAQ Global Market. On May 16, 2008, we received a Staff Deficiency Letter from The NASDAQ Stock Market which stated that our stockholders’ equity at March 31, 2008 was less than the $10 million minimum in stockholders’ equity required for continued listing on The NASDAQ Global Market under Marketplace Rule 4450(a)(3). We have provided the NASDAQ staff with a plan to achieve and sustain compliance with all of The NASDAQ Global Market listing requirements, including the minimum stockholders’ equity requirement. Should our plan to regain compliance be deemed insufficient by NASDAQ, we will pursue a transfer to the NASDAQ Capital Market because we meet the continued listing requirements for that market.

As a condition to completion of the merger, GigOptix Inc. must meet the initial listing requirements to initiate the listing and trading of its shares on the NASDAQ Global Market or qualify for an alternative listing on the NASDAQ Capital Market. These initial listing requirements are more difficult to achieve than the continued listing requirements under which we are now trading. In order for GigOptix Inc.’s common stock to be listed on the NASDAQ Global Market, it must satisfy a $5.00 minimum bid price initial listing requirement and $10 million of stockholder equity. In accordance with the merger agreement, we and GigOptix will review together the trading prices of our common stock with a view to assessing the ability of GigOptix Inc. common stock to satisfy the NASDAQ Global Market’s $5.00 minimum bid price initial listing requirement. If, based on such trading prices, it appears reasonably likely that the trading prices of GigOptix Inc.’s common stock would appear to fail to meet this requirement, we and GigOptix are required to reduce proportionately the Lumera exchange ratio and the GigOptix exchange ratio. Such a reduction to the exchange ratios will decrease the total number of shares of GigOptix Inc.’s common stock to be issued in the merger and thereby increase the expected trading prices for GigOptix Inc. common stock to a level we and GigOptix consider reasonably sufficient to meet the minimum bid price requirement.

The NASDAQ Capital Market requires a $4.00 minimum initial bid price.

The merger may not close because we or GigOptix may not satisfy conditions to closing.

The obligations of us and GigOptix to complete the merger are subject to the satisfaction of the following conditions:

•	the adoption of the merger agreement and approval of the transactions contemplated thereby by our stockholders;
•	the approval of the charter amendment proposal by our stockholders;
•	the absence of any judgment or other legal prohibition of any court or other governmental entity that prohibits the completion of the merger;
•	the declaration by the SEC of the effectiveness of the registration statement relating to the merger;
•	the authorization for listing of the Company common stock issuable pursuant to the merger on the NASDAQ Global Market or, if such listing is not reasonably practicable, the NASDAQ Capital Market;
•	the disposition or winding down of our Plexera business division;
•	the truth and accuracy of the representations and warranties of the other party, subject to the material adverse effect standard provided in the merger agreement;
•	the performance in all material respects of the other party’s obligations under the merger agreement;
•	the absence of any change, event, violation, inaccuracy, circumstance or effect that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on the other party and its subsidiaries, taken as a whole;
•	the receipt by each party of the required closing certificate from the other party;
•	the receipt by us of executed lock-up agreements relating to Company common stock from certain holders of GigOptix membership units;
•	the predecessor company of GigOptix not having repaid any of its indebtedness, except for ordinary course distributions; and
•	the net working capital (as defined in the merger agreement) of us being at least $6,000,000 at the closing date, subject to reduction of $10,000 per day if the closing date occurs after June 30, 2008.

We or GigOptix may not be able to satisfy in a timely manner one or more of the conditions required to be satisfied prior to the closing of the merger. With some exceptions, both we and GigOptix each generally may waive conditions that apply to its closing obligations under the merger agreement.

Our quarter-to-quarter performance may vary substantially, and this variance, as well as general market conditions, may cause its stock price to fluctuate greatly and potentially expose us to litigation.

Substantially all of our revenues to date have been generated from a limited number of development contracts with the U.S. government and government contractors. Our revenues have varied significantly based on when government contracts commence or end and whether they receive funding appropriations. Because we had not previously extended into commercial sales of our potential products, we are unable to accurately estimate future quarterly revenue and operating expenses based on historical performance. Due to uncertainty regarding revenues, our quarterly operating results may vary significantly based on many factors, including:

•	reductions or delays in funding of development programs involving new polymer materials technologies by the U.S. government;
•	additions of new customers;
•	fluctuating demand for our potential products and technologies;
•	announcements or implementation by competitors of technological innovations or new products;
•	the status of particular development programs and the timing of performance under specific development agreements;
•	timing and amounts relating to the expansion of operations;
•	costs related to possible future acquisitions of technologies or businesses;
•	communications, information technology and semiconductor industry conditions;
•	fluctuations in the timing and amount of customer requests for product shipments;
•	the reduction, rescheduling or cancellation of orders by customers, including as a result of slowing demand for our products or our customers’ products or over-ordering of our products or our customers’ products;
•	changes in the mix of products that our customers buy;
•	competitive pressures on selling prices;
•	the ability of our customers to obtain components from their other suppliers;
•	fluctuations in manufacturing output, yields or other problems or delays in the fabrication, assembly, testing or delivery of our products or its customers’ products; and
•	increases in the costs of products or discontinuance of products by suppliers.

Our current and future expense estimates are based, in large part, on estimates of future revenue, which is difficult to predict. We expect to continue to make significant operating and capital expenditures in the area of research and development and to invest in and expand production, sales, marketing and administrative systems and processes. We may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected revenue shortfall. If our increased expenses are not accompanied by increased revenue in the same quarter, our quarterly operating results would be harmed.

In one or more future quarters, our results of operations may fall below the expectations of investors and the trading price of its common stock may decline as a consequence. We believe that quarter-to-quarter comparisons of our operating results will not be a good indication of future performance and should not be relied upon to predict the future performance of our stock price. In the past, companies that have experienced volatility in the market price of their stock have often been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

We are subject to the risks frequently experienced by early stage companies.

The likelihood of our success must be considered in light of the risks frequently encountered by early stage companies, especially those formed to develop and market new technologies. These risks include our potential inability to:

•	establish product sales and marketing capabilities;
•	establish and maintain markets for our potential products;
•	identify, attract, retain and motivate qualified personnel;

•	continue to develop and upgrade our technologies to keep pace with changes in technology and the growth of markets using semiconductors and polymer materials;
•	develop expanded product production facilities and outside contractor relationships;
•	maintain our reputation and build trust with customers;
•	improve existing and implement new transaction-processing, operational and financial systems;
•	scale up from small pilot or prototype quantities to large quantities of product on a consistent basis;
•	contract for or develop the internal skills needed to master large volume production of our products; and
•	fund the capital expenditures required to develop volume production due to the limits of available financial resources.

Our future growth will suffer if we do not achieve sufficient market acceptance of our products.

Our success depends, in part, upon our ability to maintain and gain market acceptance of our products. To be accepted, these products must meet the quality, technical and performance requirements of our customers and potential customers. The optical communications industry is currently fragmented with many competitors developing different technologies. Some of these technologies may not gain market acceptance. Our products, including products based on polymer materials, may not be accepted by OEMs and systems integrators of optical communications networks and consumer electronics. In addition, even if we achieves some degree of market acceptance for our potential products in one industry, we may not achieve market acceptance in other industries for which we are developing products.

Many of our current products are either in the development stage or are being tested by potential customers. We cannot be assured that our development efforts or customer tests will be successful or that they will result in actual material sales.

Achieving market acceptance for our products will require marketing efforts and the expenditure of financial and other resources to create product awareness and demand by customers. It will also require the ability to provide excellent customer service. We may be unable to offer products that compete effectively due to our limited resources and operating history. Also, certain large corporations may be predisposed against doing business with a company of our limited size and operating history. Failure to achieve broad acceptance of our products by customers and to compete effectively would harm our operating results.

Successful commercialization of current and future products will require us to maintain a high level of technical expertise.

Technology in our target markets is undergoing rapid change. To succeed in our target markets, we will have to establish and maintain a leadership position in the technology supporting those markets. Accordingly, our success will depend on our ability to:

•	accurately predict the needs of target customers and develop, in a timely manner, the technology required to support those needs;
•	provide products that are not only technologically sophisticated but are also available at a price acceptable to customers and competitive with comparable products;
•	establish and effectively defend our intellectual property; and
•	enter into relationships with other companies that have developed complementary technology into which our products may be integrated.

We cannot assure that we will be able to achieve any of these objectives.

Many of our products will have long sales cycles, which may cause us to expend resources without an acceptable financial return and which makes it difficult to plan our expenses and forecast our revenues.

Many of our products will have long sales cycles that involve numerous steps, including initial customer contacts, specification writing, engineering design, prototype fabrication, pilot testing, regulatory approvals (if needed), sales and marketing and commercial manufacture. During this time, we may expend substantial financial resources and management time and effort without any assurance that product sales will result. The anticipated long sales cycle for some of our products makes it difficult to predict the quarter in which sales may occur. Delays in sales may cause us to expend resources without an acceptable financial return and make it difficult to plan expenses and forecast revenues.

We currently rely on a small number of development contracts with the U.S. Department of Defense and government contractors for a significant portion of our revenue. The termination or non-renewal of one or more of these contracts could reduce our future revenue.

In 2007, 2006, and 2005, 95%, 94%, and 95%, respectively, of our revenue was derived from performance on a limited number of development contracts with various agencies within the U.S. government. Any failure by us to continue these relationships or significant disruption or deterioration of our relationships with the Department of Defense may reduce revenues. Government programs must compete with programs managed by other contractors for limited amounts and uncertain levels of funding. The total amount and levels of funding are susceptible to significant fluctuations on a year-to-year basis. Our competitors frequently engage in efforts to expand their business relationships with the government and are likely to continue these efforts in the future. In addition, our development contracts with government agencies are subject to potential profit and cost limitations and standard provisions that allow the U.S. government to terminate such contracts at any time at its convenience. Termination of these development contracts, a shift in government spending to other programs in which we are not involved, or a reduction in government spending generally or defense spending specifically could severely harm our business. We intend to continue to compete for government contracts and expect that such contracts will be a large percentage of our revenue for the foreseeable future.

Our development contracts with various agencies within the U.S. Department of Defense require ongoing compliance with applicable federal procurement regulations. Violations of these regulations can result in civil, criminal or administrative proceedings involving fines, compensatory and punitive damages, restitution and forfeitures, as well as suspensions or prohibitions from entering into such development contracts. Also, the reporting and appropriateness of costs and expenses under these development contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an agency of the U.S. Department of Defense. Any failure to comply with applicable government regulations could jeopardize our development contracts and otherwise harm our business.

Most of our products are directed at the telecommunications and networking markets, which continue to be subject to overcapacity.

The technology equipment industry is cyclical and has experienced significant and extended downturns in the past, often in connection with, or in anticipation of, maturing product cycles, capital spending cycles and declines in general economic conditions. The cyclical nature of these markets has led to significant imbalances in demand, inventory levels and production capacity. It has also accelerated the decrease of average selling prices per unit. We may experience periodic fluctuations in its financial results because of these or other industry-wide conditions, as we intend over the next several years to derive our revenues from sales to the telecommunications and networking markets. Developments that adversely affect the telecommunications or networking markets, including delays in traffic growth and changes in U.S. government regulation, could halt our efforts to generate revenue or cause revenue growth to be slower than anticipated from sales of electro-optic modulators, semi-conductors and related products. Reduced spending and technology investment by telecommunications companies may make it more difficult for our products to gain market acceptance. Such companies may be less willing to purchase new technology such as our technology or invest in new technology development when they have reduced capital expenditure budgets.

The failure to compete successfully could harm our business.

We will face competitive pressures from a variety of companies in our target markets. The telecom, datacom and consumer opto-electronics markets are highly competitive and we expect that domestic and international competition will increase in these markets, due in part to deregulation, rapid technological advances, price erosion, changing customer preferences and evolving industry standards. Increased competition could result in significant price competition, reduced revenues or lower profit margins. Many of our competitors and potential competitors have or may have substantially greater research and product development capabilities, financial, scientific, marketing, manufacturing and human resources, name recognition and experience than us. As a result, these competitors may:

•	succeed in developing products that are equal to or superior to our products or that will achieve greater market acceptance than our products;
•	devote greater resources to developing, marketing or selling their products;
•	respond more quickly to new or emerging technologies or scientific advances and changes in customer requirements, which could render our technologies or potential products obsolete;
•	introduce products that make the continued development of our potential products uneconomical;
•	obtain patents that block or otherwise inhibit our ability to develop and commercialize our potential products;
•	withstand price competition more successfully than we can;
•	establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of prospective customers better than we can; and
•	take advantage of acquisitions or other opportunities more readily than we can.

Competitors may offer enhancements to existing products, or offer new products based on new technologies, industry standards or customer requirements, that are available to customers on a more timely basis than comparable products from us or that have the potential to replace or provide lower cost alternatives to our products. The introduction of enhancements or new products by competitors could render our existing and future products obsolete or unmarketable. Each of these factors could have a material adverse effect on our business, financial condition and results of operations.

Our inorganic growth strategy could harm our business.

It is our intent to continue our growth through strategic acquisitions. Successful integration of newly acquired target companies may place a significant burden on our management and internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration processes could harm our business, financial condition and operating results. In addition, we may be unable to execute our inorganic growth strategy, resulting in wasted resources and a failure to achieve anticipated growth.

We may be unable to obtain effective intellectual property protection for our potential products and technology.

Any intellectual property that we have or may acquire, license or develop in the future, may not provide meaningful competitive advantages. Our patents and patent applications, including those we license, may be challenged by competitors, and the rights granted under such patents or patent applications may not provide meaningful proprietary protection. Third party patents could be used as a basis to challenge the validity or limit the scope of our patents or patent applications. A successful challenge to the validity or limitation of the scope of our patents or patent applications could limit our ability to commercialize the technology and, consequently, reduce revenues.

Moreover, competitors may infringe our patents or those that we licenses, or successfully avoid these patents through design innovation. To combat infringement or unauthorized use, we may need to resort to litigation, which can be expensive and time-consuming and may not succeed in protecting our proprietary rights. In addition, in an infringement proceeding, a court may decide that our patents or other intellectual property rights are not valid or are unenforceable, or may refuse to stop the other party from using the intellectual property at issue on the ground that it is non-infringing. Policing unauthorized use of our intellectual property is difficult and expensive, and we may not be able to, or have the resources to, prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect these rights as fully as the laws of the United States.

We also rely on the law of trade secrets to protect unpatented technology and know-how. We try to protect this technology and know-how by limiting access to those employees, contractors and strategic partners with a need to know this information and by entering into confidentiality agreements with these parties.

Any of these parties could breach the agreements and disclose our trade secrets or confidential information to competitors, or such competitors might learn of the information in other ways. Disclosure of any trade secret not protected by a patent could materially harm our business.

We may be subject to patent infringement claims, which could result in substantial costs and liability and prevent us from commercializing potential products.

Third parties may claim that our potential products or related technologies infringe their patents. Any patent infringement claims brought against us may cause us to incur significant expenses, divert the attention of management and key personnel from other business concerns and, if successfully asserted, require us to pay substantial damages. In addition, as a result of a patent infringement suit, we may be forced to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a patent covering a third party’s intellectual property unless that party grants us rights to use its intellectual property. We may be unable to obtain these rights on terms acceptable to us, if at all. Even if we are able to obtain rights to a third party’s patented intellectual property, these rights may be non-exclusive, and therefore competitors may obtain access to the same intellectual property. Ultimately, we may be unable to commercialize our potential products or may have to cease some of our business operations as a result of patent infringement claims, which could severely harm our business.

If our potential products infringe the intellectual property rights of others, we may be required to indemnify customers for any damages they suffer. Third parties may assert infringement claims against our current or potential customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of these customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, it may be unable to continue selling such products.

The technology that we license from various third parties may be subject to government rights and retained rights of the originating research institution.

We license technology from various research institutions or companies. For example, we license certain of its technologies from the University of Washington. Many of these partners and licensors have obligations to government agencies or universities. Under their agreements, a government agency or university may obtain certain rights over the technology that we have developed and licensed, including the right to require that a compulsory license be granted to one or more third parties selected by the government agency.

In addition, our partners often retain certain rights under their licensing agreements, including the right to use the technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether such partners limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.

If we fail to develop and maintain the quality of our manufacturing processes, our operating results would be harmed.

The manufacture of our products is a multi-stage process that requires the use of high-quality materials and advanced manufacturing technologies. With respect to our polymer-based products, polymer-related device development and manufacturing must occur in a highly controlled, clean environment to minimize particles and other yield- and quality-limiting contaminants. In spite of stringent quality controls, weaknesses in process control or minute impurities in materials may cause a substantial percentage of a product in a lot to be defective. If we are not able to develop and continue to improve on our manufacturing processes or to maintain stringent quality controls, or if contamination problems arise, our operating results would be harmed.

The complexity of our products may lead to errors, defects and bugs, which could result in the necessity to redesign products and could negatively impact our reputation with customers.

Products as complex as our products may contain errors, defects and bugs when first introduced or as new versions are released. Delivery of products with production defects or reliability, quality or compatibility problems could significantly delay or hinder market acceptance of the products or result in a costly recall and could damage our reputation and adversely affect our ability to retain existing customers and to attract new customers. In particular, certain of our products are customized or designed for integration into specific network systems. If, after we have incurred significant expenses in designing such products, the products experience defects or bugs, we may need to undertake a redesign of the product, a process which may result in significant additional expenses.

We may also be required to make significant expenditures of capital and resources to resolve such problems. There is no assurance that problems will not be found in new products after commencement of commercial production, despite testing by us, our suppliers or our customers.

We may not be able to manufacture our modulators at competitive prices.

To date, we have only produced limited quantities of modulator products for research, development and demonstration purposes and we do not outsource or mass produce any modulator products. The cost per unit for these products currently exceeds the price at which we could expect to profitably sell them. If we cannot substantially lower the cost of production as we move into sales of our products in commercial quantities, our financial results will be harmed.

We could be exposed to significant product liability claims that could be time-consuming and costly and impair our ability to obtain and maintain insurance coverage.

We may be subject to product liability claims if any of our potential products are alleged to be defective or harmful. Product liability claims or other claims related to our potential products, regardless of their outcome, could require us to spend significant time and money in litigation, divert management’s time and attention from other business concerns, require us to pay significant damages, harm our reputation or hinder acceptance of our potential products. Any successful product liability claim may prevent us from obtaining adequate product liability insurance in the future on commercially reasonable terms. Any inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could impair our ability to commercialize our products.

If we fail to effectively manage our growth, our business could suffer.

Failure to manage growth could harm business. To date, a large number of our activities and resources have been directed at the research and development of our technologies and development of potential related products. The transition from research and development to a vendor of products will require effective planning and management. Additionally, growth arising from the expected synergies from the proposed merger will require effective planning and management. Future expansion will be expensive and will likely strain management and other resources.

In order to effectively manage growth, we must:

•	continue to develop an effective planning and management process to implement our business strategy;
•	hire, train and integrate new personnel in all areas of our business; and
•	expand our facilities and increase capital investments.

There is no assurance that we will be able to accomplish these tasks effectively or otherwise effectively manage our growth.

Our future success depends in part on our ability to hire and retain a permanent chief executive officer, the continued service of our key senior management, design engineering, sales, marketing, and technical personnel and its ability to identify, hire and retain additional, qualified personnel.

We currently do not have a permanent chief executive officer (“CEO”). Joseph Vallner is currently serving as our Interim CEO while we are actively seeking and evaluating candidates to join us as our CEO. Any material delay or failure to hire and retain a permanent CEO could adversely affect our business prospects and financial results.

Our future success depends to a significant extent upon the continued service of our senior management personnel. We do not maintain key person life insurance on any of our executive officers and do not intend to purchase any in the future. The loss of key senior executives could have a material adverse effect on our business.

There is intense competition for qualified personnel in the semiconductor and polymer industries, and we may not be able to continue to attract and retain engineers or other qualified personnel necessary for the development of our business, or to replace engineers or other qualified personnel who may leave its employment in the future. There may be significant costs associated with recruiting, hiring and retention of personnel. Periods of contraction in our business may inhibit our ability to attract and retain our personnel. Loss of the services of, or failure to recruit, key design engineers or other technical and management personnel could be significantly detrimental to our product development or other aspects of our business.

We are subject to regulatory compliance related to our operations.

We are subject to various U.S. governmental regulations related to occupational safety and health, labor and business practices. Failure to comply with current or future regulations could result in the imposition of substantial fines, suspension of production, alterations of our production processes, cessation of operations, or other actions, which could harm our business.

We may be unable to export some of our potential products or technology to other countries, convey information about our technology to citizens of other countries or sell certain products commercially, if the products or technology are subject to United States export or other regulations.

We are developing certain products that the Company believes the United States government and other governments may be interested in using for military and information gathering or antiterrorism activities. United States government export regulations may restrict us from selling or exporting these potential products into other countries, exporting our technology to those countries, conveying information about our technology to citizens of other countries or selling these potential products to commercial customers. We may be unable to obtain export licenses for products or technology if necessary. We currently cannot assess whether national security concerns would affect our potential products and, if so, what procedures and policies we would have to adopt to comply with applicable existing or future regulations.

We may incur liability arising from our use of hazardous materials.

Our business and our facilities are subject to a number of federal, state and local laws and regulations relating to the generation, handling, treatment, storage and disposal of certain toxic or hazardous materials and waste products that are used or generated in our operations. Many of these environmental laws and regulations subject current or previous owners or occupiers of land to liability for the costs of investigation, removal or remediation of hazardous materials. In addition, these laws and regulations typically impose liability regardless of whether the owner or occupier knew of, or was responsible for, the presence of any hazardous materials and regardless of whether the actions that led to the presence were taken in compliance with the law. In our business, we use hazardous materials that are stored on site. We use various chemicals in manufacturing processes which may be toxic and covered by various environmental controls. The waste created by use of these materials is transported off-site by an unaffiliated waste hauler. Many environmental laws and regulations require generators of waste to take remedial actions at an off-site disposal location even if the disposal was conducted lawfully. The requirements of these laws and regulations are complex, change frequently and could become more stringent in the future. Failure to comply with current or future environmental laws and regulations could result in the imposition of substantial fines, suspension of production, alteration of production processes, cessation of operations or other actions, which could severely harm our business.

Our business, financial condition and operating results would be harmed if we do not achieve anticipated revenues.

From time to time, in response to anticipated long lead times to obtain inventory and materials from outside contract manufacturers, suppliers and foundries, we may need to order materials in advance of anticipated customer demand. This advance ordering may result in excess inventory levels or unanticipated inventory write-downs if expected orders fail to materialize, or other factors render our products less marketable. If we are forced to hold excess inventory or incur unanticipated inventory write-downs, our financial condition and operating results could be materially harmed.

Our expense levels are relatively fixed and are based on our expectations of future revenues. We will have limited ability to reduce expenses quickly in response to any revenue shortfalls. Changes to production volumes and impact of overhead absorption may result in a decline in our financial condition or liquidity.

The industry and markets in which we compete are subject to consolidation, which may result in stronger competitors, fewer customers and reduced demand.

There has been industry consolidation among communications IC companies, network equipment companies and telecommunications companies in the past. This consolidation is expected to continue as companies attempt to strengthen or hold their positions in evolving markets. Consolidation may result in stronger competitors, fewer customers and reduced demand, which in turn could have a material adverse effect on our business, operating results, and financial condition.

If our internal controls over financial reporting are not considered effective, our business and stock price could be adversely affected.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate the effectiveness of our internal controls over financial reporting as of the end of each fiscal year, and to include a management report assessing the effectiveness of our internal controls over financial reporting in our annual report on Form 10-K for that fiscal year. Section 404 also requires an independent registered public accounting firm to attest to, and report on, management’s assessment of internal controls over financial reporting.

Management, including the chief executive officer and chief financial officer, do not expect that the internal controls over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud involving a company have been, or will be, detected. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and there is no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

It is possible that we or our independent registered public accounting firm will identify a material weakness in our internal controls in the future. A material weakness in our internal controls over financial reporting would require management and the independent registered public accounting firm to evaluate our internal controls as ineffective. If our internal controls over financial reporting are not considered effective, we may experience a restatement and/or a loss of public confidence, which could have an adverse effect on our business and on the market price of our common stock.

Provisions in GigOptix Inc.’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws may prevent takeover attempts that could be beneficial to GigOptix Inc. stockholders.

Provisions of GigOptix Inc.’s amended and restated certificate of incorporation and provisions of GigOptics Inc.’s amended and restated bylaws could discourage a takeover of GigOptix Inc. even if a change of control of GigOptix Inc. would be beneficial to the interests of its stockholders. These charter provisions include the following:

•	a requirement that GigOptix Inc.’s board of directors be divided into three classes, with approximately one-third of the directors to be elected each year; and

•	supermajority voting requirements (two-thirds of outstanding shares) applicable to the approval of any merger or other change of control transaction that is not approved by the “Continuing Directors.” The Continuing Directors are all of the directors as of the effective time of the merger or who are elected to the board upon the recommendation of a majority of the Continuing Directors.

If the proposed merger closes, GigOptix Inc.’s dependence on third-party manufacturing and supply relationships increases the risk that GigOptix Inc. will not have an adequate supply of products to meet demand or that the cost of materials will be higher than expected.

GigOptix has historically depended upon third parties to manufacture, assemble or package its products. The Company expects that this practice will continue following the merger. As a result, GigOptix Inc. will be subject to risks associated with these third parties, including:

•	reduced control over delivery schedules and quality;
•	inadequate manufacturing yields and excessive costs;
•	difficulties selecting and integrating new subcontractors;
•	potential lack of adequate capacity during periods of excess demand;
•	limited warranties on products supplied to GigOptix Inc.;
•	potential increases in prices;
•	potential instability in countries where third-party manufacturers are located; and
•	potential misappropriation of its intellectual property.

Outside foundries generally manufacture products on a purchase order basis, and GigOptix Inc. has very few long-term supply arrangements with these suppliers. GigOptix Inc. has less control over delivery schedules, manufacturing yields and costs than competitors with their own fabrication facilities. A manufacturing disruption experienced by one or more of the outside foundries or a disruption of GigOptix Inc.’s relationship with an outside foundry, including discontinuance of its products by that foundry, would negatively impact the production of certain of GigOptix Inc.’s products for a substantial period of time.

If the proposed merger closes, integrating GigOptix’s and our businesses may divert management’s attention away from operations.

Successful integration of the operations, products and personnel of GigOptix and us may place a significant burden on management and internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could otherwise harm GigOptix Inc.’s business, financial condition and operating results. The integration will require efforts from each company, including the coordination of their general and administrative functions. For example, integration of administrative functions includes coordinating employee benefits, payroll, financial reporting, purchasing and disclosure functions. Delays in successfully integrating and managing employee benefits could lead to dissatisfaction and employee turnover. Problems in integrating purchasing and financial reporting could result in control issues, including unplanned costs. In addition, the combination of GigOptix’s and our organizations may result in greater competition for resources and elimination of product development programs that might otherwise be successfully completed.

Risks Related To Our Stock

Shares eligible for sale in the future could negatively affect our stock price.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock, or the perception that these sales could occur. This may also make it more difficult for us to raise funds through the issuance of debt or the sale of equity securities. As of July 11, 2008, we had 20,088,352 shares of common stock outstanding, excluding shares being sold in this offering. Our unregistered securities may be sold in the future pursuant to registration statements filed with the SEC or without registration under the Securities Act, to the extent permitted by Rule 144 or other exemptions under the Securities Act.

As of June 30, 2008, there were an aggregate of 4,275,526 shares of common stock issuable upon exercise of outstanding stock options and warrants, excluding warrants being sold in this offering and being issued to the placement agent in connection with this offering. We may issue additional shares in the future in connection with acquisitions, compensation or otherwise. We have not entered into any agreements or understanding regarding any future acquisitions not described herein and cannot ensure that we will be able to identify or complete any acquisition in the future.

The market price of our shares may experience substantial price and volume fluctuations for reasons over which we have little control.

The trading price of our common stock has been, and is likely to continue to be, extremely volatile. Since our initial public offering in July 2004, the closing price of our common stock as reported on the NASDAQ Global Market has ranged from a high of $10.35 to a low of $0.71. Our stock price could be subject to wide fluctuations in response to a variety of factors, including, but not limited to, the risks relating to an investment in our stock described above and the following:

•	new products or services offered by us or our competitors;
•	failure to meet any publicly announced revenue projections;
•	actual or anticipated variations in quarterly operating results;
•	changes in financial estimates by securities analysts;
•	announcements of significant acquisitions, product development milestones, strategic partnerships, joint ventures or capital commitments by us or our competitors;
•	issuances of debt or equity securities; and
•	other events or factors; many of which are beyond our control.

In addition, the stock market in general, and the NASDAQ Global Market and companies in our industry, have experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business.

Risks Related To This Offering

There is no public market for the warrants to purchase common stock being sold in this offering

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

We may use the proceeds of this offering in ways with which you may disagree or in a manner that does not yield a significant, or any, return for our shareholders.

We intend to use the net proceeds of this offering for general corporate purposes. Our management will have significant discretion in the use of these funds, and you may disagree with the way these funds are used. The manner in which we invest the proceeds may not yield a significant return, or any return at all.

If the holders of our outstanding warrants and stock options exercise their warrants and options, your ownership may be diluted and our stock price may decline.

The issuance of shares of our common stock upon exercise of the outstanding warrants and stock options, as well as the warrants being sold to investors in this offering and the warrants being issued to the placement agent in connection with this offering, would result in dilution to the interests of other holders of shares of our common stock shares at the time of such issuance.

As of June 30, 2008, we had outstanding warrants and stock options representing the right to acquire 4,275,526 shares of common stock, or approximately 21.28% of our total outstanding shares as of June 30, 2008, consisting of the following:

•	warrants to purchase 1,630,546 shares of common stock; and
•	stock options to purchase 2,644,980 shares of common stock.

The warrant exercise prices may also be adjusted under certain circumstances, including, among others, in the event we effect certain stock-based distributions or changes in our capital structure, such as a stock split or consolidation or stock dividend to all stockholders, issue a share dividend or otherwise recapitalize our shares, or we effect a merger or consolidation or other reorganization. Any such downward adjustment of the warrant exercise prices could result in a higher number of shares being issued, resulting in further dilution to existing shareholders.

If our stock price does not increase, the warrants being offered will not have any value.

The warrants being sold as part of this offering have an exercise price of $       per share and will only be exercisable for a period of five years from the date of issuance. In the event our common stock price does not exceed the exercise price of the warrants during the period in which the warrants are exercisable, the warrants will not have any value.

Holders of our warrants who exercise their warrants for common stock will incur immediate dilution upon exercise.

If you exercise your warrants for shares of common stock, you will experience immediate dilution because the per share exercise price of your warrant is higher than the net tangible book value per share of the outstanding common stock immediately after this offering. In addition, you will experience dilution when we issue additional shares of common stock that we are permitted or required to issue under options, warrants, our stock option plan or other employee or director compensation plans.

Holders of our warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of the warrants, you will have no rights with respect to our common stock for the shares underlying the warrants, including rights to respond to tender offers and rights to receive any dividends or distributions on our common stock. Upon the exercise of the warrant, you will receive any dividends or distributions that have been made on our common stock since the date the warrant was issued, however, you will be entitled to vote or otherwise exercise your rights as a stockholder only as to matters for which the record date occurs after the conversion date.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate,” “estimate,” the negative of these words or other comparable words. These statements are only predictions. You should not place undue reliance on these forward-looking statements. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;
•	our future operating results;
•	our ability to obtain external financing;
•	the surviving company following the proposed merger with GigOptix;
•	our understanding of our competition;
•	industry and market trends;
•	future capital expenditures; and
•	the impact of technology on our products, operations and business.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described by us in “Risk Factors,” not all of which are known to us. Neither we nor any other person assumes responsibility for the accuracy or completeness of these statements. We will update this prospectus only to the extent required under applicable securities laws. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $      million after deducting the placement agent’s fee and estimated offering expenses, excluding the proceeds, if any, from the exercise of warrants issued in this offering and assuming that we sell the maximum amount of units offered hereby.

We currently anticipate using the net proceeds from the offering for general corporate purposes.

The amounts and timing of the expenditures may vary significantly, depending on numerous factors, including the amount of cash generated by our operations, competitive and industry developments, and the rate of growth, if any, of our business. Pending the uses described above, we may invest the net proceeds of this offering in short-term investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. Accordingly, our management will have broad discretion in the application of the net proceeds of this offering.

PLAN OF DISTRIBUTION

We are offering the securities through a placement agent. Subject to the terms and conditions of the placement agency agreement dated July 14, 2008, Rodman & Renshaw, LLC has agreed to act as the exclusive placement agent in connection with this offering. The placement agent is not purchasing any of the securities offered by this prospectus supplement or the accompanying prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of the securities, but has agreed to use best efforts to arrange for the sale of all of the securities offered.

There is no requirement that any minimum number of securities or dollar amount of securities be sold in this offering and there can be no assurance that we will sell all or any of the securities being offered. The placement agent proposes to arrange for the sale to one or more purchasers of the securities offered pursuant to this prospectus supplement, and the accompanying prospectus directly through purchase agreements between each of the purchasers and us.

The agreement with purchasers of securities which are to be sold pursuant to this prospectus supplement and the accompanying prospectus provides that the obligations of the purchasers are subject to certain conditions, including (i) the accuracy of the representations and warranties made by us in the purchase agreement, and (ii) and the fulfillment of those undertakings by us in the purchase agreement to be performed prior to the closing.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase the securities informing them of the closing date of the offering. We currently anticipate that closing of this offering will take place on July   , 2008. Investors will also be informed of the date on which they must transmit the purchase price into the designated account.

We have agreed to pay to the placement agent a fee equal to 7% of the gross proceeds from the sale of the units in this offering. In addition, the placement agent will receive warrants to purchase 7% of the number of shares of common stock sold in this offering (excluding shares issued upon exercise of the warrants sold in this offering). The per unit and total placement agent fee that we will pay to the placement agent in connection with the sale of the units offered hereby, assuming the purchase of all of the units offered hereby (and excluding the warrants that the placement agent will receive), will be $      and $     , respectively.

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above. We will not provide any member of the Financial Industry Regulatory Authority, or FINRA, or any independent broker-dealer with underwriter compensation, as that term is understood the NASD conduct rules, in excess of 8% of the initial gross proceeds from the sale by such FINRA member or independent broker-dealer of any common stock being offered hereby.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and liabilities arising from breaches of representations and warranties contained in the placement agency agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The placement agency agreement with the placement agent and the form of purchase agreement with the investors are included as exhibits to our Current Report on Form 8-K that was filed with the Securities and Exchange Commission on July   , 2008 in connection with this offering.

The transfer agent for our common stock is The American Stock Transfer and Trust Company.

DESCRIPTION OF SECURITIES

Units

Each unit offered pursuant to this prospectus supplement consists of (i) one share of our common stock and (ii) one warrant to purchase    shares of our common stock. Please see below for a description of each of the components of the units. The shares and warrants are immediately transferable and will be issued separately. The units will not be issued or certificated. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the warrants.

Warrants

Each warrant represents the right to purchase    shares of common stock at an initial exercise price equal to $      per share. Each warrant may be exercised at any time and from time to time on or after the original issue date of the warrant and through and including January   , 2014.

Holders of the warrants may exercise their warrants to purchase shares of our common stock on or before the expiration date by delivering a notice of exercise form, appropriately completed and duly signed and payment in cash of the exercise price for the number of shares with respect to which the warrant is being exercised. Warrants may be exercised in whole or in part, but only for full shares of common stock.

The shares of common stock issuable on exercise of the warrants will be, when issued in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least the number of shares of common stock issuable upon exercise of all outstanding warrants.

If we effect certain stock-based distributions or changes in our capital structure, such as a stock split or consolidation or stock dividend to all stockholders, then we will adjust the exercise price and/or number of shares purchasable under the warrants as required in the warrant to preserve the rights of the warrant holders. If we effect a merger or consolidation or other reorganization in which our securities are reclassified or in which we are not the surviving corporation, the warrants will become exercisable for the securities which the holder would have received if the holder had exercised in full immediately prior to the reorganization event.

The number of shares of our common stock that may be acquired by a holder upon any exercise of a warrant shall be limited to the extent necessary to ensure that, following such exercise (or other issuance), the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of common stock issuable upon such exercise). A holder may increase or decrease this limitation by written notice to the Company, but any such increase or decrease may not be effective until the 61st day after notice is delivered to us and shall in no event increase the limitation to exceed 9.999%.

No fractional common shares will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price of the warrant.

A warrant may be transferred by a holder in whole or in part without our consent by the holder executing an assignment in the form attached to the warrant and upon payment of any necessary tax or other governmental charge imposed upon such transfer.

The warrants will not be listed on any securities exchange or automated quotation system, and we do not intend to arrange for any exchange or quotation system to list or quote the warrants.

This is a brief description of the material features of the warrants, not a complete a statement of all the terms. We have included the form of warrant as an exhibit to our Current Report on Form 8-K, which we will file with the SEC in connection with closing on the sale of the units. See “Where You Can Find More Information” on page S-26.

Common Stock

For a full description of our common stock, please see the documents identified in the section “Incorporation of Certain Documents by Reference.” As of July 11, 2008, 20,088,352 shares of our common stock were issued and outstanding.

LEGAL MATTERS

For the purpose of this offering, Ropes & Gray LLP, Boston, Massachusetts, is giving its opinion on the validity of the shares.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street, N.E., Washington, DC 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facility and copying charges.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference in this prospectus the following documents filed by us with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 17, 2008, including our amended Annual Report on Form 10-K/A for the year ended December 31, 2007, filed on March 27, 2008 and any amendment filed with the SEC for the purpose of updating such Annual Report;
•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2008, filed on May 12, 2008, including any amendment filed for the purpose of updating such Quarterly Report;
•	The description of our common stock contained in our registration statement on Form 8-A (File No. 000-50862) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and
•	Our Current Reports on Form 8-K filed with the SEC on April 1, 2008, May 6, 2008, and May 22, 2008.

Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering; provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K.

Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Lumera Corporation
19910 North Creek Parkway
Bothell, Washington 98011
Attention: Investor Relations
(425) 415-6900

Copies of these filings are also available, without charge, on our Internet website at www.lumera.com as soon as reasonably practicable after they are filed electronically with the SEC.

PROSPECTUS

$50,000,000

Lumera Corporation

Common Stock
Preferred Stock
Warrants
Debt Securities

We may offer to the public from time to time in one or more series or issuances:

•	shares of our common stock;
•	shares of our preferred stock;
•	warrants to purchase shares of our common stock, preferred stock and/or debt securities; or
•	debt securities consisting of debentures, notes or other evidences of indebtedness.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.

We will sell these securities directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

Our common stock is traded on the NASDAQ Global Market under the symbol “LMRA.” On December 5, 2007, the closing price of our common stock was $3.22.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 5, 2007

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You should rely only on the information contained in this prospectus. We have not authorized anyone to give you information different from that contained in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

We have pending trademark applications for “PROTEOMICPROCESSOR,” “ACTIVECORE GUIDE” and “NANOCAPTURE”, and “LUMERA” is our registered trademark. This prospectus also includes trademarks, trade names and service marks of other companies. Use or display by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, these other parties.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer to sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $50 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein by reference, together with additional information described under “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

ii

ABOUT LUMERA

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including the risk factors and financial statements and related notes included in this prospectus.

Our Business

Overview

We were established in 2000 to develop proprietary polymer materials and products based on these materials. We are currently developing products for two primary markets: bioscience and electro-optics. We design and synthesize polymer materials at the molecular level by using our expertise in nanotechnology, which is the development of products and production processes at a scale smaller than 100 nanometers (a nanometer is one-billionth of a meter). Our goal is to optimize the electrical, optical and surface properties of these materials. We use these materials to improve the design, performance and functionality of products for use in biochemical analysis and in optical communications networks and systems. We believe we have developed a proprietary intellectual property position based on a combination of patents, licenses and trade secrets relating to the design and characterization of polymer materials, methods of polymer synthesis and production of polymers in commercial quantities, as well as device design, characterization, fabrication, testing and packaging technology.

From our inception through December 31, 2003, we were considered to be in the development stage concentrating primarily on the development of our technology and potential products. Products for wireless networking and biochip applications became available for customer evaluation in early 2004; therefore, we were considered to have exited the development stage in 2004. To date, substantially all of our revenues have come from contracts to develop custom-made electro-optic materials and devices for government agencies. As we transition to a product-based company, we expect to record both revenue and expense from product sales, and to incur increased costs for sales and marketing and to increase general and administrative expense. Accordingly, the financial condition and results of operations reflected in our historical financial statements are not expected to be indicative of our future financial condition and results of operations.

In 2004, we also began the development of our label-free, high throughput detection system and related biochip products aimed primarily at the growing proteomics marketplace. We also continued the development of our polymer modulators, and pending demand for higher bandwidth and speeds from optical communications equipment suppliers, we have been developing other applications for our modulators such as millimeter wave detection and communication systems. We currently have products being evaluated by customers and potential customers in each of our product areas.

During March 2006, we changed the organizational structure of our business to focus on our two primary markets, creating our bioscience and electro-optics divisions.

Technology Background

Nanotechnology: Polymer Materials, Engineering and Process Development

Polymers are large carbon-based molecules that bond many small molecules together to form a long chain. Polymer materials can be engineered and optimized using nanotechnology to create a system in which unique electrical, chemical and electro-optic characteristics can be controlled. Nanotechnology refers to the development of products and production processes at a scale smaller than 100 nanometers (a nanometer is one-billionth of a meter).

Materials based on polymers are used in a multitude of industrial and consumer products, from automotive parts to home appliances and furniture, as well as scientific and medical equipment. We believe that polymer materials engineered at the molecular level can have a significant role in the future development of commercially relevant biotechnology and electro-optic related products. In addition, polymers, polymer-based devices and the processes used to create them are often patentable, which can provide the developers of such technology with a significant competitive advantage.

Markets and Product Opportunities

Bioscience

The Market

In our bioscience division, we focus on delivering tools and applications to the life science and pharmaceutical industry, specifically those concerned with discovering and characterizing proteins. We are currently focused in two primary addressable markets, antibodies and kinase inhibitors.

According to Frost and Sullivan, in 2005 the pharmaceutical industry spent $2.3 billion on instruments and consumables for compound screening. We have estimated that our addressable portion within the therapeutic antibody segment is approximately $200 million. While we do not yet have precise data on the kinase inhibitor screening segment, we believe that it is similar in size to the therapeutic antibody segment. According to Frost and Sullivan, nearly $15 billion of the $50 billion that is spent industry-wide on pharmaceutical research and development is focused on kinase inhibitors.

Lumera Bioscience Product Opportunity

We are developing a high throughput Surface Plasmon Resonance (“SPR”) biosensor designed to enable discovery and characterization of proteins. In addition, the system is being designed to characterize possible drug candidates that target protein molecules and to facilitate biomarker discovery and protein pathway elucidation. Lumera’s competitive advantage is expected to be the ability to provide researchers kinetic information about protein interactions in a label free and high throughput format.

Our NanoCapture Arrays are a family of microarrays targeting specific applications. Our initial product is expected to be a NanoCapture Oxide microarray on which users will print their own biological content. We envision that future generations of NanoCapture Arrays will have specific surface chemistry to enable, and in some cases, enhance the biological assay. Ultimately, we believe we will generate a significantly more valuable consumable by providing the customer with biological content on the microarray.

In early 2005, we acquired exclusive rights within our markets to Helix Biopharma’s Heterodimer Protein Technology, or HPT, which we market as ExpressTag. We believe this technology will allow us to provide biological content on the microarray, specifically because ExpressTag enables proteins to properly orient on a surface, which allows them to maintain function during analysis.

The traditional commercial markets for this type of technology, such as pharmaceutical companies and biotechnology companies, look to recognized research organizations and universities for development and validation of core research methodologies. Our commercialization strategy is to place a number of pre-commercial devices with our collaboration partners and research institutions to generate data useful for external validation, to speed application development efforts and to strengthen the functionality of our upcoming commercial release. Demonstrating the value of our products through these opinion leaders will, therefore, allow us to be in a stronger position when we enter these commercial markets.

In 2005 we entered into a collaboration agreement with the Institute for Systems Biology, or ISB, an internationally renowned non-profit research institute dedicated to the study and application of systems biology. This agreement was extended in 2006 and is now focused on biomarker discovery, specifically with identifying biomarkers associated with drug induced liver injury. Early results suggest that Lumera’s ProteomicProcessor platform can be used to identify new biomarkers. Experiments are ongoing to further quantify and validate the results.

Our collaboration with the Harvard University Medical School, which began informally in early 2005, is focused on integrating Harvard’s Nucleic Acid Programmable Protein Array, or NAPPA, technology, which provides a simple and cost-effective way to generate a protein biochip, with the ProteomicProcessor to read and analyze the biochip. Successful integration of NAPPA on the ProteomicProcessor was presented by Harvard researchers, including Dr. Josh Labaer, a member of our scientific advisory board, at the PepTalk conference in January 2007. Follow on research is focused on developing a new protein biochip containing kinase proteins for use in both kinase interaction studies as well as kinase inhibitor studies.

Currently our beta release devices are installed at the Institute for Systems Biology, Harvard, the Medical University of South Carolina and Baylor Institute for Immunology Research. Additional academic, as well as select commercial beta sites, have expressed an interest in the system.

We contributed all of the assets of our life sciences division to a new wholly-owned subsidiary called Plexera Bioscience, LLC, as of July 1, 2007. We intend to continue to develop and advance the features and functionality of our proteomic processor at Plexera. We have announced that we are considering various partnering and financing alternatives for Plexera that will allow us to accelerate development of our bioscience products.

Electro-Optics

The Market

We believe that the increasing demand for faster, higher bandwidth communications applications will ultimately stimulate demand for components that can operate at these faster parameters. Electro-optic devices such as modulators translate electric signals into optical signals used in communication systems to transfer data, either over fiber-optic networks or between chip-based circuits, acting like high speed switches.

Optical data transfer is significantly faster and more efficient than transfer technologies using only electric signals. Current technologies that translate electric signals into optical signals generally rely on inorganic electro-optic materials which have speed limitations and require higher operating voltages that in turn increase operating temperatures and systems costs. Polymer-based electro-optic modulators appear to provide advantages over current switching technologies based on inorganic materials by increasing switching speed, improving optical transmission properties and lowering operating voltages. Higher switching speeds will permit more cost-effective use of bandwidth for broadband Internet and voice services. Lower operating voltages may enable systems design to eliminate costs and importantly to reduce the heat these systems generate. Polymer modulators are also resistant to radiation, making them highly suitable for satellite communications.

We anticipate that an additional market for electro-optic devices may develop in connection with computer components. Some integrated circuit manufacturers are seeking to solve problems that exist with metal interconnects, which are used to move data directly from microprocessors to other computer components. Metal interconnects may become more problematic as processor speeds continue to increase. In particular, as speeds increase, it is likely that heat transfer will become a more serious issue to address. Unlike many metal interconnects, polymer-based interconnects can operate at higher circuit speeds by optically transmitting data between computer components and systems. Because the data is being transferred via light, the heat transfer issue is also resolved.

There is a growing need in wireless applications for high frequency signals in the millimeter wave range (70 GHz to 100+ GHz) that are generated coherently. Certain high frequencies in this range are attractive for wireless communications since this spectrum can be used to achieve transmission of ultra high data transfer (10 Gbps). Examples of high data transfer uses are transmission of uncompressed high-definition video content, high-speed communication between space or airborne platforms, communications between flight vehicles and ground operations, and temporary restoration of communications infrastructure in a disaster recovery scenario. Thus far, no solution has been developed to address the technical need to serve these applications in a commercially viable way.

By creating a millimeter wave signal in the optical domain, one can generate a coherent signal that is essential for high-data-rate (>10 Gbps) wireless transmission. Modulating the signal in the optical domain allows one to leverage industry standard optical modulation and filtering capabilities already widely deployed in the fiber optic communications infrastructure. This approach takes advantage of lower frequency and lower cost electronic components.

We believe our polymeric electro-optic materials show great advantages for these applications due to their ability of achieving large bandwidth with low driving voltages and processing capabilities in arrays of communications devices with low cross-talk. This market is still evolving but is believed capable of becoming quite large as the need for greater bandwidth continues to accelerate. Companies that are spread between multiple buildings either in a campus setting or within a metropolitan area and transmit backup files of customer data, billing data, etc. would be interested in the ability to service higher traffic loads. Similarly, universities, health care enterprises, and government agencies have high data capacity users. Moreover, in many undeveloped countries, where no fiber optic infrastructure exists, a wireless solution can become a very attractive broadband connectivity option as the wireless bridge offers high data rate transmission at low cost in an integrated solution, while avoiding the expense of digging and laying optical fiber.

Lumera Electro-Optic Product Opportunity

We are developing a new generation of electro-optic modulators and other devices for optical networks and systems based on our proprietary polymer materials. The applications for these advanced materials include electro-optic components such as modulators and ring oscillators, polymer electronics such as high performance diodes and transistors, and optical interconnects for high speed (greater than 20 billion cycles per second) inter and intra semiconductor chip communication. Our polymer-based modulators can operate at speeds up to five times faster than existing inorganic crystalline-based electro-optic modulators and are smaller, lighter and more energy efficient than electro-optic modulators using inorganic crystals. We have designed and manufactured polymer-based electro-optic modulators that operate at speeds up to 95 GHz. We are continuing development efforts to enhance the speed, efficiency and power requirements of electro-optic materials and devices to meet evolving customer requirements and applications.

We are also developing millimeter wave systems which could be used in wireless communication systems applications and in security related applications, offering high data-rate wireless transmission at low cost compared to current last mile wire-line infrastructure. During the fourth quarter of 2006, we completed testing of our prototype millimeter wave wireless bridge, successfully transmitting 10 Gbps at 94 GHz through the use of Gigabit Ethernet and other standard protocols. We also successfully tested a prototype of our multiband, high data-rate adaptive millimeter-wave communication system during the fourth quarter of 2006. Potential customers for these systems include various telecommunications and broadcasting companies as well as defense and security agencies.

Government Research Applications

In addition to our polymer based electro-optic products in development for commercial markets, we develop customized products on a contract basis for U.S. government agencies and government subcontractors, including high performance electro-optic modulators currently unavailable in the commercial market. These development contracts provide us with revenues, help fund our research and development efforts, and provide access to certain technological resources of the government and government subcontractors.

The Defense Advanced Research Projects Agency (DARPA) has awarded us a number of projects to provide high performance polymer optical modulators that are critical in leading-edge defense applications, including terrestrial and satellite RF photonic links and phased array radar. This multi-phase project involves developing materials with significantly enhanced electro-optic coefficients, with qualified thermal and photo-stability and processing them into devices. The combination of reduced drive voltage and optical loss will enable new defense applications that are impractical with currently available optical modulator technologies.

We are also currently working on contracts with government agencies to produce polymer-based modulators for use in defense communications and detection systems and phased array radar. In addition to the DARPA contract discussed above, in March 2007, our longest running contract with a government agency, under which we have been paid a total of $6.9 million since 2001, was renewed for a total of $1.2 million for development work through March 2008. Backlog on our governmental contracts totaled $1,672,000 at December 31, 2006.

Summary of Applications and Product Development

The following table summarizes our target markets, our current and potential products and the initial applications for these products.

Markets	Products	Applications
Bioscience	NanoCaptureTM Arrays ProteomicProcessorTM	• Protein characterization • Drug development and screening • Biomarker discovery
Electro-Optic Devices	Electro-Optic Modulators High Speed Optical Interconnects	• Satellite communications • Optical switching for telecom components • High speed signal processing (computing) • Terahertz imaging • Defense/aerospace

Business Strategy

Our objective is to be a leading provider of products based on our proprietary technology and know-how in nanotechnology-based polymer materials. We are currently targeting the markets for bioscience and electro-optic devices and systems. We are also developing customized polymer-based applications for government agencies. Our business strategy has the following components:

•	Use our nanotechnology-based polymer materials technology to establish an initial portfolio of successful products. We are presently developing polymer-enhanced commercial products and applications for bioscience and electro-optic markets to achieve a broad customer base and multiple revenue sources. We also intend to continue to develop and provide polymer-based products for government applications which help fund our research and development efforts and open up potentially large government markets for our products.
•	Continue to develop proprietary intellectual property. We plan to advance our core competence in polymer materials technology by continuing to develop proprietary materials, processes, designs and devices. We also plan to protect our technology by filing patent applications where appropriate, obtaining exclusive technology rights where available and taking other appropriate steps to secure and protect intellectual property.
•	Bring customer relevant products to market. We intend to continue to improve our product development process and to design, test and fabricate nanotechnology-based polymer materials and polymer-enabled devices in our facilities. We believe our efforts to vertically integrate our development process will allow us to develop products which satisfy customer demands and take advantage of emerging market opportunities.
•	Pursue scientific and commercial collaborative relationships. Because we recognize that our products and technologies propose new, disruptive methods, we will continue to seek relationships and partnerships with world opinion leaders in their respective fields. Doing so, we believe, will allow our products and technologies to be validated by these respected leaders. We also believe these partnerships will provide valuable introductions to the commercial markets we seek to penetrate.
•	Leverage government contracts for technology advantage. We plan to continue to pursue government contracts to stay at the forefront of polymer materials technology advances. We believe the expertise we gain from government contract work will expand our proprietary knowledge, which we can use to develop products for commercial applications.
•	Maintain and broaden our relationships with leading research facilities and personnel. Our relationships with academic institutions and their personnel have been critical to building our technology portfolio and our polymer materials expertise. We intend to continue these types of relationships to access novel technologies and achieve competitive advantages.

•	Develop a multi-channel sales and marketing organization. We intend to build a sales and marketing organization dedicated to developing customers and multiple distribution channels for our products. We plan to aggressively pursue sales of our potential products through the use of industry-specific sales representation organizations, such as electro-optic and wireless component distributors. In addition, we plan to target market leaders as initial customers and to leverage relationships with these market leaders to obtain future contracts and sales references.
•	Pursue opportunistic acquisitions. We intend to pursue acquisitions of complementary technologies and businesses to increase our intellectual property portfolio, expand our product offerings and enlarge and diversify our customer base.

Collaborative Relationships

External collaborations are an important aspect of our strategic plan for product and application development, validation and marketplace introductions. We have relationships with the following partners:

University of Washington.  We collaborate actively with the University of Washington, or the UW, a leading research institution based in Seattle, to conduct research and development in the field of optical materials technology. In October 2000, we entered into a sponsored research agreement with the UW to further the development of electro-optic materials and devices. The sponsored research covered improvements to polymer materials in several areas, including electro-optic activity, optical loss, long-term thermal stability and nanotechnology processibility. Although our formalized agreement has ended, we are continuing our collaboration directly with UW scientists and their departments.

We also entered into an exclusive licensing agreement with the UW in October 2000, pursuant to which we acquired rights to intellectual property relating to electro-optic polymers and related organic materials and processes in the following fields of use:

•	Optical networks for voice, data and related telecommunications communications;
•	Optical computing applications and holographic optical memory systems;
•	Beam steering, control and scanning; and
•	Commercial and defense radar, guidance and sensing systems.

This UW research has resulted in 6 U.S. patent applications that are subject to our licensing agreement with the UW.

Helix Biopharma/Sensium.  We have a licensing agreement with Sensium Technologies, Inc., a subsidiary of Helix BioPharma Corporation, which gives us an exclusive worldwide royalty bearing license in our field of business to a number of patents and the related technology for use in our NanoCapture Arrays.

Institute for Systems Biology.  We participate in a collaborative agreement with the Institute for Systems Biology to use the ProteomicProcessor as a novel biomarker platform for discovery of biomarkers associated with drug induced liver injury.

Harvard Medical School.  We participate in a collaborative agreement with Harvard Medical School and the Harvard Institute of Proteomics, a division of the Harvard Medical School, to integrate HMS’s NAPPA methodology (nucleic acid programmable protein arrays) with our ProteomicProcessor biosensor. The resultant novel protein array will contain kinase proteins which are envisioned for use in drug interaction analysis as well as other fundamental biological studies.

Medical University of South Carolina.  Researchers at Medical University of South Carolina are developing a new biomarker platform using the ProteomicProcessor specifically to monitor changes in mitochondrial proteins as a function of drug induced stress or toxicity.

Baylor Institute for Immunology Research.  Researchers within the Baylor Institute for Immunology Research are using the ProteomicProcessor to identify cytokine and chemokine protein expression profiles to further therapeutic vaccine development.

Arizona Microsystems, L.L.C.  We have a licensing agreement with Arizona Microsystems, a company specializing in the research and development of electro-optic polymeric materials and fabrication processes, which gives us exclusive rights to seven patents in the field of electro-optic polymers.

We also have arrangements with various individual consultants who are experts in the field of polymers, including a professor at the University of Colorado at Boulder who specializes in novel polymer devices and optically controlled phased-array radar, a professor at the University of Southern California who specializes in material characterization, device processing, optical device design and device applications, a professor at the University of California, Los Angeles who specializes in device processing, optical device design, high-speed radio frequency design and system-level device applications and professors at Georgia Institute of Technology that specialize in the research and development of electro-optic polymeric materials and fabrication processes.

Our Corporate Information

Lumera was founded in 2000 as a Washington corporation and reincorporated in 2004 under the laws of the state of Delaware. From our inception, we were a consolidated subsidiary of Microvision, Inc. until the completion of our initial public offering in July 2004. We have no collaborative relationship with Microvision that pertains to research and development, manufacturing, or intellectual property. Our principal executive office is located at 19910 North Creek Parkway, Bothell, Washington 98011, and our telephone number is (425) 415-6900. Our website address is www.lumera.com. The information found on our website is not, however, a part of this prospectus.

In this prospectus, references to the “company,” “Lumera,” “we,” “us” and “our” are to Lumera Corporation, a Delaware corporation, unless the context requires otherwise.

RISK FACTORS

Investing in our common stock is risky. In addition to the other information in this prospectus, you should consider carefully the following risk factors in evaluating us and our business. If any of the events described in the following risk factors were to occur, our business, financial condition or results of operations likely would suffer. In that event, the trading price of our common stock could decline, and you could lose all or a part of your investment.

We have incurred substantial operating losses since our inception and will continue to incur substantial operating losses for the foreseeable future.

Since our inception, we have been engaged primarily in the research and development of our polymer materials technologies and potential products. As a result of these activities, we incurred net losses of $60.8 million from inception through December 31, 2006 and an additional net loss of $2.7 million for the three months ended March 31, 2007. We anticipate that we will continue to incur operating losses through at least 2007. As of March 31, 2007, we had an accumulated deficit of $63.5 million.

We may not be able to generate significant additional revenue either through development contracts from the U.S. government or government subcontractors or through customer contracts for our potential products or technologies. We expect to continue to make significant operating and capital expenditures for research and development and to improve and expand production, sales, marketing and administrative systems and processes. As a result, we will need to generate significant additional revenue to achieve profitability.

We are subject to the risks frequently experienced by early stage companies.

The likelihood of our success must be considered in light of the risks frequently encountered by early stage companies, especially those formed to develop and market new technologies. These risks include our potential inability to:

•	establish product sales and marketing capabilities;
•	establish and maintain markets for our potential products;
•	identify, attract, retain and motivate qualified personnel;
•	continue to develop and upgrade our technologies to keep pace with changes in technology and the growth of markets using polymer materials;
•	develop expanded product production facilities and outside contractor relationships;
•	maintain our reputation and build trust with customers;
•	improve existing and implement new transaction-processing, operational and financial systems;
•	scale up from small pilot or prototype quantities to large quantities of product on a consistent basis;
•	contract for or develop the internal skills needed to master large volume production of our products; and
•	fund the capital expenditures required to develop volume production due to the limits of our available financial resources.

We are entering new markets, and if we fail to accurately predict growth in these new markets, we may suffer substantial losses.

We are devoting significant resources to the development of products and the support of marketing and sales efforts in new markets, such as the disposable biochip and broader proteomics markets. We expect to continue to seek to identify and develop products for new markets. New markets change rapidly and we cannot assure you that they will grow or that we will be able to accurately forecast market demand, or lack thereof, in time to respond appropriately. Our investment of resources to develop products for these markets may either be insufficient to meet actual demand or result in expenses that are excessive in light of actual sales volumes. Failure to predict growth and demand accurately in new markets may cause us to suffer substantial losses. In addition, as we enter new markets, there is a significant risk that:

•	the market may not accept the price and/or performanceof our products;
•	there may be issued patents we are not aware of that cold block our entry into the market or result in excessive litigation; and
•	the time required for us to achieve market acceptance of our products may exceed our capital resources, which would require additional investment.

We may require additional capital to continue to fund our operations. If we do not obtain additional capital, we may be required to substantially limit our operations.

Our business does not presently generate the cash needed to finance our current and anticipated operations. Based on our current operating plan and budgeted cash requirements, we believe that we will be able to fund our operations at least through 2008. We will require additional capital to continue to fund our operations in future periods. We expect that we will need to seek additional funding through public or private financings, including equity financings, and through other arrangements, including collaborative arrangements. Poor financial results, unanticipated expenses or unanticipated opportunities could require additional financing sooner than we expect. Such financing may be unavailable when we need it or may not be available on acceptable terms. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our existing stockholders may be reduced, and these securities may have rights superior to those of our common stock. If adequate funds are not available to satisfy either short-term or long-term capital requirements, or if planned revenues are not generated, we may be required to limit our operations substantially. These limitations of operations may include reductions in capital expenditures and reductions in staff and discretionary costs.

The establishment and maintenance of original equipment manufacturer and other collaborative relationships is critical to the success of our business.

We expect to sell many of our products directly to research laboratories and commercial customers or through potential industry partners. For example, we expect to offer disposable bio-chips to research labs and customers who will use them in DNA analysis and protein discovery. Our ability to generate revenues depends significantly on the extent to which potential customers and other potential industry partners develop, promote and sell systems that incorporate our products. Any failure by potential customers and other potential industry partners to successfully develop and market systems that incorporate our products could adversely affect our sales. The extent to which potential customers and other industry partners develop, promote and sell systems incorporating our products is based on a number of factors that are largely beyond our ability to control.

Our future growth will suffer if we do not achieve sufficient market acceptance of our products.

We are developing nanotechnology-enhanced polymer-based products. We do not know when a market for these products will develop, if at all. Our success depends, in part, upon our ability to gain market acceptance of our products. To be accepted, our products must meet the technical and performance requirements of our potential customers. The biochip markets are evolving rapidly and involve many competitors and competing technologies, and the optical communications industry is currently fragmented with many competitors developing different technologies. We expect that only a few of these technologies will ultimately gain market acceptance. Products based on polymer materials may not be accepted by OEMs and systems integrators of optical communications networks. In addition, even if we achieve some degree of market acceptance for our potential products in one industry, we may not achieve market acceptance in other industries for which we are developing products. If the markets we are targeting fail to accept polymer-based products or determine that other products are superior, we may not be able to achieve market acceptance of our products.

All of our current products are either in the development stage or are being tested by potential customers. We cannot assure you that these customer tests will be successful or that they will result in actual material sales of our products.

Achieving market acceptance for our products will require marketing efforts and the expenditure of financial and other resources to create product awareness and demand by customers. We may be unable to offer products that compete effectively due to our limited resources and operating history. Also, certain large corporations may be predisposed against doing business with a company of our limited size and operating history. Failure to achieve broad acceptance of our products by customers and to compete effectively would harm our operating results.

Successful commercialization of our current and future products will require us to maintain a high level of technical expertise.

Technology in our target markets is undergoing rapid change. To succeed in our target markets, we will have to establish and maintain a leadership position in the technology supporting those markets. Accordingly, our success will depend on our ability to:

•	accurately predict the needs of our target customers and develop, in a timely manner, the technology required to support those needs;
•	provide products that are not only technologically sophisticated but are also available at a price acceptable to customers and competitive with comparable products;
•	establish and effectively defend our intellectual property; and
•	enter into relationships with other companies that have developed complementary technology into which our products may be integrated.

We cannot assure you that we will be able to achieve any of these objectives.

Many of our products will have long sales cycles, which may cause us to expend resources without an acceptable financial return and which makes it difficult to plan our expenses and forecast our revenues.

Many of our products will have long sales cycles that involve numerous steps, including initial customer contacts, specification writing, engineering design, prototype fabrication, pilot testing, regulatory approvals (if needed), sales and marketing and commercial manufacture. During this time, we may expend substantial financial resources and management time and effort without any assurance that product sales will result. The anticipated long sales cycle for some of our products makes it difficult to predict the quarter in which sales may occur. Delays in sales may cause us to expend resources without an acceptable financial return and make it difficult to plan expenses and forecast revenues.

We currently rely heavily on a small number of development contracts with the U.S. Department of Defense and government contractors. The termination or non-renewal of one or more of these contracts could significantly reduce our revenue.

In 2006, 2005, and 2004, 94%, 95%, and 99%, respectively, of our revenue was derived from performance on a limited number of development contracts with various agencies within the U.S. Department of Defense. Any significant disruption or deterioration of our relationships with the Department of Defense could significantly reduce our revenues. Our government programs must compete with programs managed by other contractors for limited amounts and uncertain levels of funding. The total amount and levels of funding are susceptible to significant fluctuations on a year-to-year basis. Our competitors frequently engage in efforts to expand their business relationships with the government and are likely to continue these efforts in the future. In addition, our development contracts with government agencies are subject to potential profit and cost limitations and standard provisions that allow the U.S. government to terminate such contracts at any time at its convenience. Termination of our development contracts, a shift in government spending to other programs in which we are not involved, or a reduction in government spending generally or defense spending specifically could severely harm our business. We intend to continue to compete for government contracts and we expect such contracts will be a significant percentage of our revenue for the foreseeable future.

Our development contracts with various agencies within the U.S. Department of Defense require ongoing compliance with applicable federal procurement regulations. Violations of these regulations can result in civil, criminal or administrative proceedings involving fines, compensatory and punitive damages, restitution and forfeitures, as well as suspensions or prohibitions from entering into such development contracts. Also, the reporting and appropriateness of costs and expenses under these development contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an agency of the U.S. Department of Defense. Any failure to comply with applicable government regulations could jeopardize our development contracts and otherwise harm our business.

Some of our products in development are directed at the telecommunications and networking markets, which continue to be subject to overcapacity and slow growth or decline.

We intend over the next several years to derive a substantial portion of our revenues from the sale of electro-optic devices to the telecommunications and networking markets. We have not yet made material sustainable commercial sales of these products, and developments that adversely affect the telecommunications or networking markets, including delays in traffic growth and changes in U.S. government regulation, could halt our efforts to generate revenue or cause revenue growth to be slower than anticipated from sales of electro-optic modulators and related products. Reduced spending and technology investment by telecommunications companies may make it more difficult for our products to gain market acceptance. Such companies may be less willing to purchase new technology such as ours or invest in new technology development when they have reduced capital expenditure budgets.

Our quarter-to-quarter performance may vary substantially, and this variance, as well as general market conditions, may cause our stock price to fluctuate greatly and potentially expose us to litigation.

Substantially all of our revenues to date have been generated from a limited number of development contracts with the U.S. government and government contractors. Our revenues have varied significantly based on when government contracts commence or end and whether they receive funding appropriations. Because we intend to expand into commercial sales of our potential products, we are unable to accurately estimate future quarterly revenue and operating expenses based on historical performance. Our quarterly operating results may vary significantly based on many factors, including:

•	reductions or delays in funding of development programs involving new polymer materials technologies by the U.S. government;
•	additions of new customers;
•	fluctuating demand for our potential products and technologies;
•	announcements or implementation by our competitors of technological innovations or new products;
•	the status of particular development programs and the timing of performance under specific development agreements;
•	timing and amounts relating to the expansion of our operations; and
•	costs related to possible future acquisitions of technologies or businesses.

Our current and future expense estimates are based, in large part, on estimates of future revenue, which is difficult to predict. We expect to continue to make significant operating and capital expenditures in the area of research and development and to invest in and expand production, sales, marketing and administrative systems and processes. We may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected revenue shortfall. If our increased expenses are not accompanied by increased revenue in the same quarter, our quarterly operating results would be harmed.

In one or more future quarters, our results of operations may fall below the expectations of investors and the trading price of our common stock may decline as a consequence. We believe that quarter-to-quarter comparisons of our operating results will not be a good indication of our future performance and should not be relied upon to predict the future performance of our stock price. In the past, companies that have experienced volatility in the market price of their stock have often been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We cannot predict the pace of marketable products we may generate, and any inability to generate a sufficient number of marketable products would reduce our revenues and harm our business.

Our future revenues and profitability are dependent upon our ability to create marketable products, whether through our own research and development efforts or through collaborations with customers or industry partners. Because of the inherently uncertain nature of research and development activities, we cannot predict the pace of new product introductions. We must undertake additional research and development before we are able to develop additional products for commercial sale. Product development delays by us or potential product development partners, or the inability to enter into relationships with these potential partners, may delay or prevent us from introducing products for commercial sale. In addition, our product candidates may not result in products having the commercial potential we anticipate. Any of these factors could reduce our potential commercial sales and lead to inability to generate revenue and attain profitability.

The failure to compete successfully could harm our business.

We expect to face competitive pressures from a variety of companies in each of our target markets. Some of our present and potential competitors have or may have substantially greater research and product development capabilities, financial, scientific, marketing, manufacturing and human resources, name recognition and experience than we have. As a result, these competitors may:

•	succeed in developing products that are equal to or superior to our potential products or that will achieve greater market acceptance than our potential products;
•	devote greater resources to developing, marketing or selling their products;
•	respond more quickly to new or emerging technologies or scientific advances and changes in customer requirements, which could render our technologies or potential products obsolete;
•	introduce products that make the continued development of our potential products uneconomical;
•	obtain patents that block or otherwise inhibit our ability to develop and commercialize our potential products;
•	withstand price competition more successfully than we can;
•	establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our prospective customers; and
•	take advantage of acquisitions or other opportunities more readily than we can.

The failure to compete successfully against these existing or future competitors could harm our business.

We may be unable to establish sales and marketing capabilities necessary to successfully commercialize our potential products.

We currently have limited sales and marketing capabilities. To date, we have relied on sales and marketing leadership from our Chief Executive Officer, Mr. Mino, and our Vice President of Sales and Marketing, Mr. Lykken. We will need to either hire more sales personnel with expertise in the markets we intend to address or contract with others to provide for sales support. Although our potential products are all based on our polymer materials technology, the potential products themselves address different markets and can be offered through multiple sales channels. Addressing each market effectively will require sales and marketing resources tailored to the particular market and to the sales channels that we choose to employ. In addition, the markets in which we operate are highly complex and technical; we may not have sufficient expertise to adequately market our products. We may be unable to establish marketing and sales capabilities necessary to commercialize and gain market acceptance for our potential products. Co-promotion or other marketing arrangements with others to commercialize products could significantly limit the revenues we derive from these products, and these parties may fail to commercialize such products successfully.

We may be unable to obtain effective intellectual property protection for our potential products and technology.

Our intellectual property, or any intellectual property that we have or may acquire, license or develop in the future, may not provide meaningful competitive advantages. Our patents and patent applications, including those we license, may be challenged by competitors, and the rights granted under such patents or patent applications may not provide meaningful proprietary protection. For example, we are aware of numerous patents held by third parties that relate to polymer materials, biochips and electro-optic devices. These patents could be used as a basis to challenge the validity or limit the scope of our patents or patent applications. A successful challenge to the validity or limitation of the scope of our patents or patent applications could limit our ability to commercialize our polymer materials technology and, consequently, reduce our revenues.

Moreover, competitors may infringe our patents or those that we license, or successfully avoid these patents through design innovation. To combat infringement or unauthorized use, we may need to resort to litigation, which can be expensive and time-consuming and may not succeed in protecting our proprietary rights. In addition, in an infringement proceeding, a court may decide that our patents or other intellectual property rights are not valid or are unenforceable, or may refuse to stop the other party from using the intellectual property at issue on the ground that it is non-infringing. Policing unauthorized use of our intellectual property is difficult and expensive, and we may not be able to, or have the resources to, prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect these rights as fully as the laws of the United States.

We also rely on the law of trade secrets to protect unpatented technology and know-how. We try to protect this technology and know-how by limiting access to those employees, contractors and strategic partners with a need to know this information and by entering into confidentiality agreements with these parties. Any of these parties could breach the agreements and disclose our trade secrets or confidential information to our competitors, or these competitors might learn of the information in other ways. Disclosure of any trade secret not protected by a patent could materially harm our business.

We may be subject to patent infringement claims, which could result in substantial costs and liability and prevent us from commercializing our potential products.

Third parties may claim that our potential products or related technologies infringe their patents. Any patent infringement claims brought against us may cause us to incur significant expenses, divert the attention of our management and key personnel from other business concerns and, if successfully asserted against us, require us to pay substantial damages. In addition, as a result of a patent infringement suit, we may be forced to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a patent covering a third party’s intellectual property unless that party grants us rights to use its intellectual property. We may be unable to obtain these rights on terms acceptable to us, if at all. Even if we are able to obtain rights to a third party’s patented intellectual property, these rights may be non-exclusive, and therefore our competitors may obtain access to the same intellectual property. Ultimately, we may be unable to commercialize our potential products or may have to cease some of our business operations as a result of patent infringement claims, which could severely harm our business.

If our potential products infringe the intellectual property rights of others, we may be required to indemnify customers for any damages they suffer. Third parties may assert infringement claims against our current or potential customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of these customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, we may be unable to continue selling such products.

The technology we license from various third parties may be subject to government rights and retained rights of the originating research institution.

We license technology from the University of Washington and various other research institutions or companies. Many of our partners and licensors have obligations to government agencies or universities. Under their agreements, a government agency or university may obtain certain rights over the technology that we have developed and licensed, including the right to require that a compulsory license be granted to one or more third parties selected by the government agency.

In addition, our partners often retain certain rights under their licensing agreement with us, including the right to use the technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our partners limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.

The loss of our chief executive officer, or any inability to attract and retain additional personnel, could impair our ability to maintain or expand our business.

Our future success depends to a significant extent on the continued service of our key management personnel, particularly Thomas D. Mino, our chief executive officer. We do not maintain key person life insurance on any of our executive officers other than Mr. Mino and do not intend to purchase any in the future.

Our future success will also depend on our ability to attract, retain and motivate highly skilled personnel. In particular, we will need to hire a significant number of technical personnel. Competition for highly educated qualified personnel in the polymer as well as bio-tech industries is intense. If we fail to hire and retain a sufficient number of qualified engineering, sales and technical personnel, we will not be able to maintain or expand our business.

If we fail to develop and maintain the quality of our manufacturing processes, our operating results would be harmed.

The manufacture of our potential products is a multi-stage process that requires the use of high-quality materials and advanced manufacturing technologies. Also, polymer-related device development and manufacturing must occur in a highly controlled, clean environment to minimize particles and other yield- and quality-limiting contaminants. In spite of stringent quality controls, weaknesses in process control or minute impurities in materials may cause a substantial percentage of a product in a lot to be defective. If we are not able to develop and continue to improve on our manufacturing processes or to maintain stringent quality controls, or if contamination problems arise, our operating results would be harmed.

If we decide to make commercial quantities of products at our facilities, we may be required to make significant capital expenditures to increase capacity or purchase wafers or components from contract manufacturers.

We lack the internal ability to manufacture products at a level beyond the stage of early commercial introduction. To the extent we do not have an outside vendor to manufacture our products, we will have to increase our internal production capacity and we will be required to expand our existing facilities or to lease or construct new facilities or to acquire entities with additional production capacities. These activities would require us to make significant capital investments and may require us to seek additional equity or debt financing. We cannot assure you that such financing would be available to us when needed on acceptable terms, or at all. If we are unable to expand internal production capacity on a timely basis to meet increases in demand, we could lose market opportunities for sales. Further, we cannot assure you that any increased demand for our potential products would continue for a sufficient period of time to recoup our capital investments associated with increasing our internal production capacity.

In addition, we do not have experience manufacturing our potential products in large quantities. In the event of significant demand for our potential products, large-scale production might prove more difficult or costly than we anticipate and lead to quality control issues and production delays.

We may not be able to manufacture products at competitive prices.

To date, we have produced limited quantities of products for research, development and demonstration purposes. The cost per unit for these products currently exceeds the price at which we could expect to profitably sell them. If we cannot substantially lower our cost of production as we move into sales of products in commercial quantities, our financial results will be harmed.

We conduct all of our operations at a single facility, and circumstances beyond our control may result in significant interruptions.

We conduct all of our research and development, internal manufacturing and management activities at a single facility in Bothell, Washington. A disaster such as a fire, flood, earthquake, volcanic eruption or severe storm at or near this facility could prevent us from further developing our technologies or manufacturing our potential products, which would harm our business.

We could be exposed to significant product liability claims that could be time-consuming and costly and impair our ability to obtain and maintain insurance coverage.

We may be subject to product liability claims if any of our potential products are alleged to be defective or harmful. Product liability claims or other claims related to our potential products, regardless of their outcome, could require us to spend significant time and money in litigation, divert our management’s time and attention from other business concerns, require us to pay significant damages, harm our reputation or hinder acceptance of our potential products. Any successful product liability claim may prevent us from obtaining adequate product liability insurance in the future on commercially reasonable terms. Any inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could impair our ability to commercialize our potential products.

If we fail to effectively manage our growth, our business could suffer.

Failure to manage our growth could harm our business. To date, substantially all of our activities and resources have been directed at the research and development of our technology and development of potential products. The transition from research and development to a vendor of products will require effective planning and management. In addition, future expansion will be expensive and will likely strain our management and other resources.

In order to effectively manage growth, we must:

•	continue to develop an effective planning and management process to implement our business strategy;
•	hire, train and integrate new personnel in all areas of our business; and
•	expand our facilities and increase our capital investments.

We cannot assure you that we will be able to accomplish these tasks effectively or otherwise effectively manage our growth.

We are subject to regulatory compliance related to our operations.

We are subject to various U.S. governmental regulations related to occupational safety and health, labor and business practices. Failure to comply with current or future regulations could result in the imposition of substantial fines, suspension of production, alterations of our production processes, cessation of operations, or other actions, which could harm our business.

Our ability to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 is dependent upon our implementation of effective internal controls.

The Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, beginning in the year ended December 31, 2007, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues. While we intend to diligently and thoroughly document, review, test and improve our internal controls over financial reporting to comply with Section 404 of the Sarbanes-Oxley Act, we or our independent auditors may conclude that our internal control over financial reporting is ineffective. This could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which could negatively impact the price of our common stock. In addition, we could be subject to sanctions or investigations by the NASDAQ Global Market, the Securities and Exchange Commission or other regulatory authorities, which would require additional financial and management resources.

We may be unable to export our potential products or technology to other countries, convey information about our technology to citizens of other countries or sell certain products commercially, if the products or technology are subject to United States export or other regulations.

We are developing certain polymer-based products that we believe the United States government and other governments may be interested in using for military and information gathering or antiterrorism activities. United States government export regulations may restrict us from selling or exporting these potential products into other countries, exporting our technology to those countries, conveying information about our technology to citizens of other countries or selling these potential products to commercial customers. We may be unable to obtain export licenses for products or technology if necessary. We currently cannot assess whether national security concerns would affect our potential products and, if so, what procedures and policies we would have to adopt to comply with applicable existing or future regulations.

We may incur liability arising from the use of hazardous materials.

Our business and our facilities are subject to a number of federal, state and local laws and regulations relating to the generation, handling, treatment, storage and disposal of certain toxic or hazardous materials and waste products that we use or generate in our operations. Many of these environmental laws and regulations subject current or previous owners or occupiers of land to liability for the costs of investigation, removal or remediation of hazardous materials. In addition, these laws and regulations typically impose liability regardless of whether the owner or occupier knew of, or was responsible for, the presence of any hazardous materials and regardless of whether the actions that led to the presence were taken in compliance with the law. In our business, we use hazardous materials that are stored on site. We use various chemicals in our manufacturing process which may be toxic and covered by various environmental controls. The waste created by use of these materials is transported off-site by an unaffiliated waste hauler. Many environmental laws and regulations require generators of waste to take remedial actions at an off-site disposal location even if the disposal was conducted lawfully. The requirements of these laws and regulations are complex, change frequently and could become more stringent in the future. Failure to comply with current or future environmental laws and regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations or other actions, which could severely harm our business.

Acquisitions or investments may be unsuccessful and may divert our management’s attention and consume significant resources.

We may in the future acquire or make investments in other businesses as well as products and technologies to complement our current business. Any future acquisition or investment may require us to use significant amounts of cash, make potentially dilutive issuances of equity securities or incur debt. In addition, acquisitions involve numerous risks, any of which could harm our business, including:

•	difficulties in integrating the operations, technologies and personnel of acquired businesses;
•	diversion of our management’s attention from other business concerns;
•	unavailability of favorable financing for future acquisitions;
•	potential loss of key employees of acquired businesses;
•	inability to maintain the key business relationships and the reputations of acquired businesses;

•	responsibility for liabilities of acquired businesses;
•	inability to maintain our standards, controls, procedures and policies; and
•	increased fixed costs.

Our plan to develop relationships with strategic partners may not be successful.

As part of our business strategy, we have developed relationships and entered into agreements with strategic partners, such as with Helix BioPharma, the University of Washington and Arizona Microsystems, to conduct research and development of technologies and products. We expect to continue to evaluate similar opportunities. For these efforts to be successful, we must identify partners whose competencies complement ours. We must also successfully enter into agreements with them on terms attractive to us, and integrate and coordinate their resources and capabilities with our own. We may be unsuccessful in entering into agreements with acceptable partners or negotiating favorable terms in these agreements. Also, we may be unsuccessful in integrating the resources or capabilities of these partners. In addition, our strategic partners may prove difficult to work with or less skilled than we originally expected. If we are unsuccessful in our collaborative efforts, our ability to develop and market products could be severely limited.

As our business grows, if we need to establish global operations, we will be subject to various risks.

Many of the markets that we propose to address are global and may require us to conduct foreign operations, including the establishment of sales, manufacturing and possible research and development facilities in other countries. While the specific risks that will apply to these activities would depend on the circumstances, we could become subject to risks relating to foreign currency fluctuations, political and social unrest, local regulatory systems and varying standards for the protection of intellectual property. The existence of any of these risks will complicate our business and may lead to unexpected and adverse effects on our business. If we are required to conduct significant foreign operations, we will also need expertise in such operations, which we do not presently have.

Our limited operating history makes financial forecasting difficult for us and for others that may publish estimates of our future financial results.

As a result of our limited operating history, it is difficult to accurately forecast our revenue and results, including product sales and government contract revenue, cost of revenue, research and development expenses, marketing, general and administrative expenses and other financial and operating data. We have a limited amount of meaningful historical financial data upon which to base projected revenue or expenses. We base our current expense levels and estimates of future expense levels on our operating plans and estimates of future revenue, and our future expenses will be dependent in large part upon our future levels of product sales. Sales and results are difficult to forecast because we do not currently have any commercial customers, we are uncertain of the extent of orders for our products and the mix, volume and timing of any such orders, and we are uncertain of the receipt of and extent of performance under government contracts. As a result, we may be unable to make accurate financial forecasts of revenue or expenses. Financial analysts and others that may seek to project our future performance face similar difficulties. This inability to accurately forecast our revenue and expenses could cause our financial results to differ materially from any projected financial results and could cause a decline in the trading price of our common stock.

Risks Related to the Securities Market and this Offering

The market price of our shares may experience extreme price and volume fluctuations for reasons over which we have little control.

The trading price of our common stock has been, and is likely to continue to be, extremely volatile. Since our initial public offering in July 2004, the closing price of our common stock as reported on the NASDAQ Global Market has ranged from a high of $10.35 to a low of $1.45. Our stock price could be subject to wide fluctuations in response to a variety of factors, including, but not limited to, the risks relating to an investment in our stock described above and the following:

•	new products or services offered by us or our competitors;
•	failure to meet any publicly announced revenue projections;
•	actual or anticipated variations in quarterly operating results;
•	changes in financial estimates by securities analysts;
•	announcements of significant acquisitions, product development milestones, strategic partnerships, joint ventures or capital commitments by us or our competitors;
•	issuances of debt or equity securities; and
•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the NASDAQ Global Market and companies in our industry, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business.

Shares eligible for sale in the future could negatively affect our stock price.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock, including sales of shares as a result of this offering, or the perception that these sales could occur. This may also make it more difficult for us to raise funds through the issuance of debt or the sale of equity securities. As of July 10, 2007, we had outstanding 20,055,352 shares of common stock. Our unregistered securities may be sold in the future pursuant to registration statements filed with the SEC or without registration under the Securities Act, to the extent permitted by Rule 144 or other exemptions under the Securities Act.

As of July 10, 2007, there were an aggregate of 1,651,691 shares of common stock issuable upon exercise of outstanding stock options and warrants. We may issue additional shares in the future in connection with acquisitions, compensation or otherwise. We have not entered into any agreements or understanding regarding any future acquisitions not described herein and cannot ensure that we will be able to identify or complete any acquisition in the future.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate,” “estimate,” the negative of these words or other comparable words. These statements are only predictions. You should not place undue reliance on these forward-looking statements. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;
•	our future operating results;
•	our ability to obtain external financing;
•	our understanding of our competition;
•	industry and market trends;
•	future capital expenditures; and
•	the impact of technology on our products, operations and business.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described by us in “Risk Factors,” not all of which are known to us. Neither we nor any other person assumes responsibility for the accuracy or completeness of these statements. We will update this prospectus only to the extent required under applicable securities laws. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus to fund development of our current products and for general corporate purposes, including capital expenditures and working capital. We may use a portion of our net proceeds to invest in businesses or technologies that we believe are complementary to our own. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

PLAN OF DISTRIBUTION

We may sell securities in any of the ways described below or in any combination:

•	to or through underwriters or dealers;
•	through one or more agents; or
•	directly to purchasers or to a single purchaser.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;
•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

We may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

Certain persons participating in this offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock currently consists of 120,000,000 shares of common stock and 120,000,000 shares of preferred stock. On July 10, 2007, we had 20,055,352 shares of common stock outstanding, no shares of preferred stock outstanding and approximately 8,600 stockholders of record.

COMMON STOCK

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our amended and restated certificate of incorporation and our amended and restated by-laws, both of which are incorporated herein by reference. The summary below is also qualified by provisions of applicable law.

General

Holders of common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Holders of common stock are entitled to receive dividends, if declared by our board of directors, out of funds that we may legally use to pay dividends. See the section of this prospectus entitled `Dividend Policy` for further information. If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. Our certificate of incorporation does not provide the common stock with any redemption, conversion or preemptive rights. All shares of common stock that are outstanding as of the date of this prospectus and, upon issuance and sale, all shares we are selling in this offering, will be fully-paid and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

NASDAQ Global Market

Our common stock is listed for quotation on the NASDAQ Global Market under the symbol “LMRA.”

PREFERRED STOCK

We are authorized to issue 120,000,000 shares of preferred stock. The following summary of certain provisions of our preferred stock does not purport to be complete. You should refer to our amended and restated certificate of incorporation and our amended and restated by-laws, both of which are incorporated herein by reference. The summary below is also qualified by provisions of applicable law.

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;
•	the number of shares offered, the liquidation preference per share and the purchase price;
•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the procedures for any auction and remarketing, if any;
•	the provisions for a sinking fund, if any;
•	the provisions for redemption, if applicable;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;
•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;
•	voting rights, if any, of the preferred stock;
•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Lumera; and
•	any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of Lumera.
•	The preferred stock offered by this prospectus will, when issued not have, or be subject to, any preemptive or similar rights.

Transfer Agent and Registrar

The transfer agent and registrar for our preferred stock will be set forth on the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement to the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;
•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;
•	if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;
•	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;
•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;
•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;
•	any applicable material U.S. federal income tax consequences;
•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;
•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;
•	if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	information with respect to book-entry procedures, if any;
•	the anti-dilution provisions of the warrants, if any;
•	any redemption or call provisions;
•	whether the warrants are to be sold separately or with other securities as parts of units; and
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities offered by this prospectus and any accompanying prospectus supplement under an indenture to be entered into between us and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. We have filed a copy of the form of indenture as an exhibit to the registration statement in which this prospectus is included. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

We may offer under this prospectus up to an aggregate principal amount of $50 million in debt securities; or if debt securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an initial public offering price of up to $50 million. Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent direct, unsecured obligations of Lumera and will rank equally with all of our other unsecured indebtedness.

The following statements relating to the debt securities and the indenture are summaries, qualified in their entirety to the detailed provisions of the indenture.

General

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•	the title of the series;
•	the aggregate principal amount;
•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;
•	any limit on the aggregate principal amount;
•	the date or dates on which principal is payable;
•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;
•	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;
•	the place or places where principal and, if applicable, premium and interest, is payable;
•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;
•	the denominations in which such debt securities may be issuable, if other than denominations of $1,000 or any integral multiple of that number;
•	whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);
•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;
•	the currency of denomination;
•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;
•	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;
•	the provisions, if any, relating to any collateral provided for such debt securities;
•	any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;
•	any events of default, if not otherwise described below under “Events of Default”;
•	the terms and conditions, if any, for conversion into or exchange for shares of common stock or preferred stock;
•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and
•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of Lumera.

We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and/or Conversion Rights

We may issue debt securities which can be exchanged for or converted into shares of common stock or preferred stock. If we do, we will describe the term of exchange or conversion in the prospectus supplement relating to these debt securities.

Transfer and Exchange

We may issue debt securities that will be represented by either:

•	“book-entry securities,” which means that there will be one or more global securities registered in the name of a depositary or a nominee of a depositary; or
•	“certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.

We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities.

Certificated Debt Securities

If you hold certificated debt securities, you may transfer or exchange such debt securities at the trustee’s office or at the paying agent’s office or agency in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.

You may effect the transfer of certificated debt securities and of the right to receive the principal of, premium, and/or interest, if any, on the certificated debt securities only by surrendering the certificate representing the certificated debt securities and having us or the trustee issue a new certificate to the new holder.

Global Securities

If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our company, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

No Protection in the Event of Change of Control

The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of Lumera or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any debt securities covered by this prospectus, we will describe them in the applicable prospectus supplement.

Covenants

Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.

Consolidation, Merger and Sale of Assets

We have agreed in the indenture that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:

•	the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the U.S., any state or the District of Columbia or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and, if we are not the surviving person, the surviving person has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the debt securities and the performance of the other covenants under the indenture; and
•	immediately before and immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to debt securities of any series:

•	we fail to pay any principal or premium, if any, when it becomes due;
•	we fail to pay any interest within 30 days after it becomes due;
•	we fail to observe or perform any other covenant in the debt securities or the indenture for 60 days after written notice specifying the failure from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series; and

•	certain events involving bankruptcy, insolvency or reorganization of Lumera or any of our significant subsidiaries.

The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal of or premium, if any, or interest on the debt securities of a series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities. If this happens, the entire principal amount, plus the premium, if any, of all the outstanding debt securities of the affected series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after the acceleration, but before a judgment or decree based on such acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of such series may rescind and annul such acceleration if:

•	all events of default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived;
•	all lawful interest on overdue interest and overdue principal has been paid; and
•	the rescission would not conflict with any judgment or decree.

In addition, if the acceleration occurs at any time when we have outstanding indebtedness which is senior to the debt securities, the payment of the principal amount of outstanding debt securities may be subordinated in right of payment to the prior payment of any amounts due under the senior indebtedness, in which case the holders of debt securities will be entitled to payment under the terms prescribed in the instruments evidencing the senior indebtedness and the indenture.

If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series will be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.

The holders of a majority in principal amount of the outstanding debt securities of a series will have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.

No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

•	the holder gives to the trustee written notice of a continuing event of default;
•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series make a written request and offer reasonable indemnity to the trustee to institute a proceeding as trustee;
•	the trustee fails to institute a proceeding within 60 days after such request; and
•	the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series do not give the trustee a direction inconsistent with such request during such 60-day period.

These limitations do not, however, apply to a suit instituted for payment on debt securities of any series on or after the due dates expressed in the debt securities.

We will periodically deliver certificates to the trustee regarding our compliance with our obligations under the indenture.

Modification and Waiver

From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:

•	to provide that the surviving entity following a change of control of Lumera permitted under the indenture will assume all of our obligations under the indenture and debt securities;
•	to provide for certificated debt securities in addition to uncertificated debt securities;
•	to comply with any requirements of the SEC under the Trust Indenture Act of 1939;
•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;
•	to cure any ambiguity, defect or inconsistency, or make any other change that does not materially and adversely affect the rights of any holder; and
•	to appoint a successor trustee under the indenture with respect to one or more series.

From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of the outstanding debt securities, amend or supplement the indenture or the debt securities, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities. We may not, however, without the consent of each holder affected by such action, modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver to the indenture or such debt security;
•	reduce the rate of or change the time for payment of interest or reduce amount of or postpone the date for payment of sinking fund or analogous obligations;
•	reduce the principal of or change the stated maturity of the debt securities;
•	make any debt security payable in money other than that stated in the debt security;
•	change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no such redemption may be made;
•	waive a default in the payment of the principal of, premium, if any, or interest on the debt securities or a redemption payment;
•	waive a redemption payment with respect to any debt securities or change any provision with respect to redemption of debt securities; or
•	take any other action otherwise prohibited by the indenture to be taken without the consent of each holder affected by the action.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

The indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures will allow us either:

•	to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as “legal defeasance”):
(1)	to register the transfer or exchange of such debt securities;
(2)	to replace temporary or mutilated, destroyed, lost or stolen debt securities;
(3)	to compensate and indemnify the trustee; or
(4)	to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or
•	to be released from our obligations with respect to the debt securities under certain covenants contained in the indenture, as well as any additional covenants which may be contained in the applicable supplemental indenture (which release is referred to as “covenant defeasance”).

In order to exercise either defeasance option, we must deposit with the trustee or other qualifying trustee, in trust for that purpose:

•	money;
•	U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) which through the scheduled payment of principal and interest in accordance with their terms will provide money; or
•	a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money;

which in each case specified above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of the series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.

In addition, defeasance may be effected only if, among other things:

•	in the case of either legal or covenant defeasance, we deliver to the trustee an opinion of counsel, as specified in the indenture, stating that as a result of the defeasance neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940;
•	in the case of legal defeasance, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that (and the opinion shall confirm that), the holders of outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes solely as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if legal defeasance had not occurred;
•	in the case of covenant defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if covenant defeasance had not occurred; and
•	certain other conditions described in the indenture are satisfied.

If we fail to comply with our remaining obligations under the indenture and applicable supplemental indenture after a covenant defeasance of the indenture and applicable supplemental indenture, and the debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the trustee could be insufficient to pay amounts due under the debt securities of the affected series at the time of acceleration. We will, however, remain liable in respect of these payments.

The term “U.S. Government Obligations” as used in the above discussion means securities which are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

The term “Foreign Government Obligations” as used in the above discussion means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars (1) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.

Regarding the Trustee

We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the applicable debt securities. You should note that if the trustee becomes a creditor of Lumera, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee, acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate such conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to that provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law and provides that we will indemnify them to the fullest extent permitted by such law.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We are required to file annual and quarterly reports, special reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.lumera.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC's website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room
100 F Street N.E.
Washington, DC 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, DC 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the NASDAQ Global Market. For further information on obtaining copies of our public filings at the NASDAQ Global Market, you should call (212) 656-5060.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we close this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 001-32246);
•	Our Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2007 (File No. 001-32246);
•	Our Current Reports on Form 8-K filed with the SEC on March 8, 2007 and May 3, 2007 (File No. 001-32246); and
•	Our Proxy Statement on Schedule 14A filed with the SEC on April 12, 2007.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Lumera Corporation
19910 North Creek Parkway
Bothell, Washington 98011
Attention: Investor Relations
(425) 415-6900

Copies of these filings are also available, without charge, on our website at http://www.lumera.com.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. The validity of any securities will be passed upon for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     Shares of Common Stock
Warrants for      Shares of Common Stock

Prospectus Supplement

July   , 2008

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.